SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule 14a-12

LAKELAND BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LAKELAND BANCORP, INC.

250 OAK RIDGE ROAD

OAK RIDGE, NEW JERSEY 07438

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, MAY 20, 2020

To our Shareholders:

You are invited to attend the Annual Meeting of Shareholders of Lakeland Bancorp, Inc. (the “Company” or “Lakeland”) to be held on Wednesday, May 20, 2020, at 5:00 p.m., and at any adjournments thereof. In light of the coronavirus/COVID-19 outbreak and governmental decrees that in-person gatherings be postponed or canceled, and in the best interests of public health and the health and safety of our stockholders, employees and Board of Directors, we are planning to hold the Annual Meeting virtually via the Internet at https://web.lumiagm.com/290505057. As a result, you will not be able to attend the Annual Meeting at a physical location.

At the Annual Meeting, shareholders will act on the following matters:

1.	The election of five directors of the Company for the terms described in the proxy statement;

2.	Approval, on an advisory basis, of the executive compensation of the Company’s Named Executive Officers as described in this proxy statement;

3.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2020; and

4.	The transaction of any other business as may properly come before the Annual Meeting and/or any adjournment or adjournments of the Annual Meeting.

Only shareholders of record at the close of business on April 2, 2020 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please sign and return the enclosed proxy card as promptly as possible, in the envelope provided to you, or vote by telephone or the Internet as instructed on the enclosed proxy card.

Sincerely, Timothy J. Matteson Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

April 17, 2020

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 20, 2020: This proxy statement and our 2019 Annual Report are available at www.lakelandbank.com.

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-ii-

LAKELAND BANCORP, INC.

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS TO BE HELD ON MAY 20, 2020

Approximate Mailing Date is April 17, 2020

This proxy statement is being furnished to shareholders of Lakeland Bancorp, Inc. (the “Company” or “Lakeland”) in connection with the solicitation by the Company’s Board of Directors of proxies to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 20, 2020 at 5:00 p.m., and at any adjournments thereof. In light of the coronavirus/COVID-19 outbreak and governmental decrees that in-person gatherings be postponed or canceled, and in the best interests of public health and the health and safety of our stockholders, employees and Board of Directors, we are planning to hold the Annual Meeting virtually via the Internet. In order to attend our Annual Meeting, you must log in to https://web.lumiagm.com/290505057 using the password lake2020 and the 11-digit control number on the Notice, proxy card or voting instruction form that accompanied the proxy materials. Our Annual Meeting could be adjourned or postponed to another date and/or time.

About the Annual Meeting

Q:	What matters will be voted on at the Annual Meeting?

A:	You will be asked to vote on the following proposals:

1.	The election of five directors of the Company for the terms described in the proxy statement;

2.	Approval, on an advisory basis, of the executive compensation of the Company’s Named Executive Officers as described in this proxy statement;

3.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2020; and

4.	The transaction of any other business as may properly come before the Annual Meeting and/or any adjournment or adjournments of the Annual Meeting.

Q:	Who is entitled to vote at the Annual Meeting?

A:

Holders of record of the Company’s common stock as of the close of business on April 2, 2020, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting. On the record date, a total of 50,461,638 shares of our common stock were outstanding and entitled to vote, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

Q:	How do I vote my shares?

A:

If you are a “record” shareholder of the Company’s common stock (that is, if you hold common stock in your own name as of April 2, 2020 on the Company’s stock records maintained by our transfer agent, American Stock Transfer and Trust Company), you may vote by proxy or in person (voting electronically), all as described below at the Annual Meeting. To vote by proxy, you may use one of the following methods:

•	Telephone voting, by dialing the toll-free number and following the instructions on your proxy card.

•	Internet voting, by accessing the Internet at the web address stated on the proxy card and following the instructions.

•	Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Q:	Can I attend the Annual Meeting and vote in person?

A:

You will be able to attend the Annual Meeting virtually by (i) logging in to https://web.lumiagm.com/ 290505057 using the password lake2020 and the 11-digit control number on the Notice, proxy card or voting instruction form that accompanied the proxy materials and (ii) if you desire to vote, voting electronically.

Q:	What if I own my shares in “street name”?

A:

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self- addressed, postage-paid envelope provided. To vote at the Annual Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to American Stock Transfer & Trust Company, LLC. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730. Written requests can be mailed to:

American Stock Transfer & Trust Company LLC

Attn: Proxy Tabulation Department

6201 15th Avenue

Brooklyn, NY 11219

Requests for registration must be labeled as “Legal Proxy.” Given the time required to process those requests, we encourage you to submit them at least two weeks before the Annual Meeting.

You will receive a confirmation of your registration by email after we receive your registration materials. You may attend the Annual Meeting and vote your shares at https://web.lumiagm.com/290505057 during the meeting. The password for the meeting is lake2020. Follow the instructions provided to vote, using the control number that will be provided to you. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

Q:	Can I change my vote after I return my proxy card?

A:	Any shareholder of record has the power to revoke his or her proxy at any time before it is voted. You may revoke your proxy before it is voted at the Annual Meeting by:

•	voting again by telephone or the Internet, or completing a new proxy card with a later date; your latest vote will be counted;

•	filing with the Secretary of the Company written notice of such revocation; or

•	attending the Annual Meeting and casting your vote in the manner set forth above.

Q:	What is the deadline for voting by telephone or through the Internet?

A:

Ordinarily, the deadline for voting by telephone or through the Internet as a shareholder of record is 11:59 p.m., local time, on the date prior to our meeting. Because we are conducting the Annual Meeting through use of remote communications, we expect that record holders will be able to vote until the polls are closed. If your shares are registered in the name of a broker or other nominee, you should consult the voting instructions provided by your broker or other nominee for information about the deadline for voting by telephone or through the Internet.

Q:	What constitutes a quorum for purposes of the Annual Meeting?

A:

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

Q:	What vote is required to approve each proposal?

A:

The election of directors (Proposal 1) requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of directors. There is no cumulative voting. Approval of Proposal 2 (approval, on an advisory basis, of the executive compensation of the Company’s Named Executive Officers as described in this proxy statement) and Proposal 3 (ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2020) will require the affirmative vote of a majority of the votes cast with respect to each such proposal.

Q:	How does the Board recommend that I vote my shares?

A:	The Board recommends that you vote FOR the Board’s nominees for director and FOR proposals 2 and 3.

With respect to any other matters that properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of the Company. As of the date of this proxy statement, the Board of Directors had no knowledge of any business other than the proposals described in this proxy statement that would be presented for consideration at the Annual Meeting.

Q:	What if I return my signed proxy card but do not provide instructions on how to vote?

A:	Unless you give other instructions on your signed proxy card, the persons named as proxies on the card will vote in accordance with the recommendations of the Board of Directors.

Q:	Who will bear the costs of soliciting proxies?

A:

The Company will bear the entire cost of this solicitation. Officers and regular employees of Lakeland may also, but without additional compensation, solicit proxies by further mailings, personal conversations, telephone, facsimile or e-mail. Lakeland will make arrangements with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries and Lakeland will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Composition and Qualifications

The Board’s Nominating and Corporate Governance Committee is charged with reviewing the composition of the Board and refreshing it as appropriate. The Board believes that the Company benefits by fostering a mix of experienced directors with a deep understanding of the banking industry and the communities served by Lakeland Bank.

Diversity

The Company’s Board does not have a formal policy of considering diversity in identifying potential director candidates. However, since the Board believes that its membership should broadly reflect the banking community served by Lakeland, it has an informal practice of considering a nominee’s age, race, ethnicity, national origin, gender, and geographic location in addition to such nominee’s qualifications for Board service. See “Nominating and Corporate Governance Committee Matters—Qualifications.”

Compliance with regulatory requirements

The Nominating and Corporate Governance Committee considers regulatory requirements affecting directors, including potential competitive restrictions, as well as the other positions the director has held, including other board memberships. No member of the Company’s Board may serve on the board of another financial institution or bank or savings and loan holding company in the Company’s market area.

Shareholder Candidates

The charter of the Nominating and Corporate Governance Committee provides that there will be no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or by management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board.

Age Limits

The Company maintains a mandatory retirement age for its directors. Any director who turns 72 during his or her term must retire at the next Annual Meeting of shareholders.

Stock Ownership Guidelines for Directors; Anti-Pledging Policy; Anti-Hedging Policy

Although the Company’s by-laws provide that the minimum value of Lakeland common stock to be held by directors is $1,000, the Board has adopted Corporate Guidelines that establish a goal that directors own or otherwise control, at a minimum, the number of shares or share equivalents of Lakeland common stock equal to approximately five times (5x) the directors’ annual retainer fee, with new directors attaining that goal within five years. The Compensation Committee periodically reviews this stock ownership goal and has determined that all directors have attained the prescribed goal, with the exception of Mr. Gragnolati, who joined the Board in January 2020, and has five years from that date to reach the goal.

In March 2013, Lakeland’s Board adopted an anti-pledging policy that prohibits future pledging of Lakeland common stock by Lakeland’s executive officers and directors. The policy does not require existing pledges to be unwound. Hedging transactions involving the Company’s securities by directors, officers and employees are also prohibited.

Code of Ethics

The Company is required to disclose whether it has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. We have adopted such a code of ethics and have posted a copy of the code on our Company’s website, www.lakelandbank.com.

Shareholder Communication with the Board

The Board of Directors has established a procedure that enables shareholders to communicate in writing with members of the Board. Any such communication should be addressed to the Chairman of the Board and should be sent to such individual c/o Lakeland Bank, 250 Oak Ridge Road, Oak Ridge, New Jersey 07438. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board, upon the Chairman’s receipt of such a communication, Lakeland’s Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a shareholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.

Ordinarily, Board members are encouraged, but not required by any specific Board policy, to attend Lakeland’s Annual Meeting. All of the Board members attended the Company’s 2019 Annual Meeting of Shareholders, except Mr. Gragnolati, who was not a director at the time of the meeting.

Nominating and Corporate Governance Committee Matters

Nominating and Corporate Governance Committee Charter. The Board has adopted a Nominating and Corporate Governance Committee charter to govern such Committee. A copy of the current Nominating and Corporate Governance Committee charter is available to shareholders on the Company’s website, www.lakelandbank.com.

Independence of Nominating and Corporate Governance Committee Members. All members of the Nominating and Corporate Governance Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

Procedures for Considering Nominations Made by Shareholders. The Nominating and Corporate Governance Committee’s charter describes procedures for nominations to be submitted by shareholders and other third parties, other than candidates who have previously served on the Board or who are recommended by the Board. The charter states that a nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The public announcement of an adjournment or postponement of an Annual Meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating and Corporate Governance Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications. The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

•	must satisfy any legal requirements applicable to members of the Board;

•	must not serve on the board of any other financial institution or bank or savings and loan holding company in the Company’s market area;

•	must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

•	must have a willingness and ability to devote the time necessary to carry out the duties and responsibilities of Board membership;

•	must have a desire to ensure that the Company’s operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules and regulations;

•	must have a dedication to the representation of the best interests of the Company and all of its shareholders;

•	must have a reputation, in one or more of the communities serviced by Lakeland and its subsidiaries, for honesty and ethical conduct;

•	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a public corporation and particularly, a bank holding company; and

•

must have experience, either as a member of the board of directors of another public or private corporation or in another capacity that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board. Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. As indicated above, the Nominating and Corporate Governance Committee’s charter provides that there will be no differences in the manner in which the Committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing Board members includes:

•	a review of the information provided to the Nominating and Corporate Governance Committee by the proponent;

•	a review of reference letters from at least two sources determined to be reputable by the Nominating and Corporate Governance Committee; and

•	a personal interview of the candidate,

together with a review of such other information as the Nominating and Corporate Governance Committee shall determine to be relevant.

Shareholder Recommendations. In connection with the 2020 Annual Meeting, the Nominating and Corporate Governance Committee did not receive any nominations from any shareholder or group of shareholders which owned more than 5% of the Company’s common stock for at least one year.

Our Nominees and Continuing Directors

Unless a shareholder either indicates “withhold authority” on his proxy or indicates on his proxy that his shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election as directors of the five persons named in Table I below to serve for the terms specified in the Table and thereafter until their successors shall have been duly elected and shall have qualified. Each of Ms. Hendershot and Messrs. Fredericks, Hanson and Nicholson has been nominated to serve for a three-year term and Mr. Gragnolati has been nominated to serve for a one-year term. Each of the Board’s nominees has consented to be named in this proxy statement and to serve as a director of the Company if elected. Discretionary authority is also solicited to vote for the election of a substitute for any of said nominees who, for any reason presently unknown, cannot be a candidate for election.

The first table sets forth the names and ages of the nominees for election to the Board of Directors, the principal positions held by each such person during the past five years, the year each such person began serving as a director of the Company, the expiration of their respective terms if elected, and the principal committees on which he or she serves. The second table sets forth comparable information with respect to those directors whose terms of office will continue beyond the date of the Annual Meeting. Additional information about the nominees and continuing directors is set forth under “Qualifications of our Board Members and Nominees” below.

Board Nominees

					Committee Memberships
Name	Age	Director Since	Expiration Of Term if Elected	Primary Occupation & Other Public Company Boards	A	G	C
Mark J. Fredericks	59	1994	2023	President of each of Fredericks Fuel and Heating Service, Keil Oil Company and F&B Trucking; Managing Member of several real estate companies	A

Brian A. Gragnolati	62	2020	2021	President and CEO of Atlantic Health System (a not-for-profit private healthcare company that operates hospitals and health care facilities) and Immediate Past Chairman of the Board of Trustees of the American Hospital Association		G

James E. Hanson II	61	2018	2023	President and CEO of The Hampshire Companies, a full service, private real estate investment firm based in Morristown, New Jersey		G

Janeth C. Hendershot	65	2004	2023	Retired; Formerly insurance industry executive	A

Robert B. Nicholson, III	55	2003	2023	President and CEO of Northern Resources Corporation; President and CEO of Eastern Liquids, LLC; General Partner of Eastern Properties, L.P.; Managing Member of East Coast Development Associates, LLC; Managing Member, Sparta Junction, LLC; and President and CEO of Landmark America Corporation	A	G #	C

Continuing Directors

					Committee Memberships
Name	Age	Director Since	Expiration Of Term	Primary Occupation & Other Public Company Boards	A	G	C
Bruce D. Bohuny	51	2007	2021	President, Brooks Builders			C

Mary Ann Deacon	68	1995	2021	Chairman, Lakeland Bancorp, Inc. and Lakeland Bank; Secretary/ Treasurer of Deacon Homes, Inc.

Brian Flynn	60	2010	2021	Partner, PKF O’Connor Davies, LLP (accounting firm)	A# ●

Lawrence R. Inserra, Jr.	62	2016	2022	Chairman of the Board and CEO and President of Inserra Supermarkets, Inc.			C

Robert E. McCracken	62	2004	2022	Sole managing member and owner of REM, GC LLC; manager of Wood Funeral Home and manager of Smith-McCracken Funeral Home		G	C #

Thomas J. Shara	62	2008	2022	President and CEO of Lakeland Bancorp, Inc. and Lakeland Bank

INDEPENDENCE	ATTENDANCE	A	Audit Committee
All directors other than the CEO are	Excluding Mr. Gragnolati (who joined our	G	Nominating and Corporate
independent pursuant to SEC and	Board in January 2020), all directors		Governance Committee
NASDAQ rules.	attended at least 80% of the meetings of the	C	Compensation Committee
	Board and committees on which they served	#	Chair
	in 2019.	●	Financial Expert

Qualifications of our Board Members and Nominees

The Board considered the following attributes of its nominees and continuing directors in determining that each is qualified to serve as a director of the Company:

With respect to our nominees:

Mr. Fredericks’ experience in business, banking and real estate, as well as his extensive knowledge of the communities in which Lakeland operates, has led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank. Mr. Fredericks’ knowledge of banking comes from his 26-year tenure as a director of Lakeland, where he has served on several committees during this time. Mr. Fredericks owns and operates three businesses in Lakeland’s markets: he is the president and CEO of Fredericks Fuel and Heating Services, as well as president of Keil Oil Inc. and F&B Trucking Inc. He also is the managing partner of several real estate partnerships in the area. Mr. Fredericks is a lifetime resident and active participant in the communities served by Lakeland, and has been a member of numerous charitable, civic and business organizations over the years. These include his prior service as Trustee of Chilton Memorial Hospital; member and past president of the West Milford Education Foundation and member and past president of the West Milford Rotary Club.

Mr. Gragnolati has served as the President and CEO of Atlantic Health System since 2015. Atlantic Health System is a not-for-profit private healthcare company that operates hospitals and health care facilities throughout New Jersey. He also serves as the Immediate Past Chairman of the Board of the American Hospital Association, a nationwide organization that represents and advocates on behalf of hospitals, health care systems, networks, other providers of care and individual members. He is also an active member of the board of Paper Mill Playhouse and a proponent of their work in arts accessibility, which makes theater available to audience members with cognitive and developmental disabilities. Prior to joining Atlantic Health System, Mr. Gragnolati served as Senior Vice President, Community Division of Johns Hopkins Medicine, and President and CEO of Suburban Hospital and, before that, held executive positions at WellSpan Health, the Medical Center Hospital of Vermont, and Baystate Medical Center in Springfield, Massachusetts. Mr. Gragnolati holds a bachelor’s degree in Health Systems Analysis from the University of Connecticut, an MBA from Western New England College, and an Executive Leadership Certificate from the JFK School at Harvard University. Mr. Gragnolati’s experience in business, executive management and finance, as well as his familiarity with and leadership of not-for-organizations, has led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank

Mr. Hanson has served as President and CEO of The Hampshire Companies, a full service, private real estate investment firm with assets value at more than $2.3 billion, based in Morristown, New Jersey, since 2005. Mr. Hanson also serves as a non-executive director of United-Hampshire US REIT Management PTE LTD., a Singapore company REIT Manager (50% of which is owned by The Hampshire Companies) that operates as a real estate investment trust that owns and operates U.S.-based shopping, storage, grocery and necessity-based retail properties and which is listed on the Singapore Exchange. He holds a number of leadership positions, both professionally and philanthropically. He presently serves as Co-Chairman of the Board of Advisors and Executive-in-Residence at Rutgers University School of Business, Center for Real Estate Studies. Mr. Hanson also serves as a Member of the New Jersey State Investment Council since 2010 and as a Commissioner of the Palisades Interstate Park Commission since 1995. Mr. Hanson served as President of the Commission between 2000 and 2005. Mr. Hanson holds a law degree from Vermont Law School, graduating Magna Cum Laude, and a Bachelor of Arts from Hope College, and subsequently served in a variety of leadership roles at each institution, including as Trustee. Mr. Hanson’s extensive knowledge of the commercial real estate markets, his proven business experience and philanthropic leadership led the Board to believe that this individual should serve as a director of Lakeland and Lakeland Bank.

Ms. Hendershot has had significant experience in the leadership and management of various corporate entities and operations. She also has experience in managing and controlling risk-taking operations within the insurance industry, and in IT strategy and developments. This experience, as well as her educational background including a degree in economics from Cornell University, led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank.

Mr. Nicholson’s business experience with Eastern Propane Corporation including having served as president and CEO of that entity for 28 years, his educational background in finance and business management, his experience in buying and selling companies and commercial real estate properties and his reputation in the business and local community led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank. In 2009, Mr. Nicholson was honored with the Outstanding Citizen of the Year award from Sparta Township and as a Distinguished Citizen by the Boy Scouts of America, Patriots Path Council. In March 2010, Mr. Nicholson received the Distinguished Alumni Award from Florida Southern College for outstanding service to his professions and community. Mr. Nicholson is the Past Chairman of the board of trustees for the Sussex County New Jersey Chamber of Commerce.

With respect to our continuing directors:

Mr. Bohuny’s over 20 years of experience in the residential and commercial construction and real estate development fields, and his prior work experience in the equity and fixed income markets and service on various educational and philanthropic boards including the StonyBrook School, Eastern Christian School, Christian Healthcare Center, New Canaan Society and NextGen Board Leaders Advisory Council, led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank.

Ms. Deacon’s over 30 years of extensive experience in the real estate development process, building contracting, property management and sales, her service to a number of community associations, her reputation in the broader business community as well as in the local real estate markets and her dedication to Lakeland and Lakeland Bank led the Board to conclude that this individual should serve as a director of Lakeland. Ms. Deacon is responsible for the planning and administration of numerous operating companies and four condominium associations. Her past participation in the state and local real estate associations includes leadership positions and committee experience in ethics, professional standards, strategic planning and governance. Ms. Deacon is committed to enhancing her professional participation as a director of Lakeland and frequently attends continuing education seminars and institutes applicable to directors of banks and bank holding companies. During her 25 year tenure at Lakeland, she has served on every committee of the Board. In January 2010, she was elected Vice Chairman of the Board of Lakeland and Lakeland Bank and in May 2011, she was elected Chairman of the Board of Lakeland and Lakeland Bank.

Mr. Flynn is a Partner at PKF O’Connor Davies, LLP, one of the largest regional accounting firms in the tri-state area. He received his Bachelor of Science Degree, cum laude, from Monmouth College. With over 30 years of experience as a practicing CPA, Mr. Flynn brings in-depth knowledge of generally accepted accounting principles and auditing standards to our Board. He has worked with audit committees and boards of directors in the past, including previously serving on the Boards of TD Banknorth, Inc. and Hudson United Bancorp, and provides Lakeland’s Board of Directors and its Audit Committee with extensive experience in auditing and preparation of financial statements. For these reasons, the Board has concluded that this individual should serve as a director of Lakeland and Lakeland Bank.

Mr. Inserra joined the Lakeland and Lakeland Bank Boards of Directors upon the closing of the mergers with Pascack Bancorp, Inc. and Pascack Community Bank in 2016. He had previously served as a director of Pascack Bancorp, Inc. and Pascack Community Bank. Mr. Inserra is Chairman of the Board and CEO of Inserra Supermarkets, Inc., a family owned business founded in 1954 and one of the largest supermarket chains in the metropolitan area, which owns and operates numerous ShopRite stores throughout New Jersey and New York. Mr. Inserra also holds a number of leadership positions, both professionally and philanthropically, including board member and treasurer of Wakefern Food Corporation. In 2013, he was named Chairman of the Board of Governors at Hackensack University Medical Center (HUMC) after serving as first Vice Chairman and Chairman of the Human Resources Committee at HUMC. Mr. Inserra received a Bachelor of Science in business and economics from Lehigh University. Mr. Inserra’s business experience, philanthropic endeavors and knowledge of Pascack Bancorp’s markets led the Board to believe that this individual should serve as a director of Lakeland and Lakeland Bank.

Mr. McCracken’s knowledge of the banking industry, his over 15 years of service on the boards of various banks (including serving on Lakeland’s Board since 2004 and Lakeland Bank’s Board since 2008), his business experience as an owner and operator of various businesses and real estate within Lakeland’s footprint, his reputation in the community as a lifelong resident within Lakeland’s footprint, his many long standing relationships with Lakeland’s non-institutional shareholder base and his involvement in many nonprofit and local charities, including serving as former Board Chairman of Newton Memorial Hospital, now known as the Newton Medical Center, and on the Atlantic Health System Board, as well as on the boards of other local organizations, led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank.

Mr. Shara’s over 30 years of experience in the banking industry, his stature and reputation in the banking and local community, and his service as President and CEO of Lakeland and Lakeland Bank since April 2008 led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank. His knowledge and understanding of all facets of the business of banking, the leadership he has demonstrated at Lakeland and at prior institutions and his involvement in charitable and trade organizations make him extremely valuable as a Board member. Mr. Shara serves as a member of the New Jersey Bankers Association Board of Directors, on the Board of Directors of the Commerce and Industry Association of New Jersey, the Board of Trustees of the Boys and Girls Club of Paterson and Passaic, New Jersey and the Board of Trustees of the Chilton Hospital Foundation. He also serves on the Board of Governors of the Ramapo College Foundation. Mr. Shara earned a Master’s Degree in Business Administration as well as a Bachelor of Science Degree from Fairleigh Dickinson University.

Board Meetings—Independence

Chair: Mary Ann Deacon

10 meetings held in 2019

The full Board holds 10 regular meetings each year, supplemented by calls and special meetings as needed. The Board also holds an annual strategy session and conducts annual self-evaluations.

Independence: The Board has determined that the following current members of the Board satisfy the NASDAQ definition of independence: Bruce D. Bohuny, Mary Ann Deacon, Brian Flynn, Mark J. Fredericks, Brian A. Gragnolati, James E. Hanson II, Janeth C. Hendershot, Lawrence R. Inserra, Jr., Robert E. McCracken and Robert B. Nicholson, III.

In addition, the Board has determined that all of the members of the Audit Committee named below meet the definition of independence imposed by the Sarbanes Oxley Act with respect to members of the Audit Committee.

Related Party Transactions

Lakeland Bank has made, and expects to make in the future, in the ordinary course of business, loans to directors, officers, principal shareholders and their associates. All loans to such persons were made, and will be made, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or Lakeland Bank.

Policies and Procedures Concerning Related Party Transactions

The Audit Committee of the Board of Directors has adopted written procedures governing related party transactions. By “related party transaction,” we mean a transaction between the Company or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand. The procedures provide that:

•	related party transactions that have been previously approved by the full Board of Directors will not be included in the transactions that are approved by the Audit Committee;

•	any single related party transaction up to $5,000 is automatically deemed to be pre-approved by the Audit Committee, which transactions are reviewed and approved at the next Audit Committee meeting;

•

either the Chairman or Vice Chairman of the Audit Committee is authorized to approve, prior to payment, related party transactions over $5,000 but not exceeding $10,000, and may override any previously approved transaction; and

•	related party transactions over $10,000 must be approved, prior to payment, by a majority of the members of the Audit Committee.

In general, the Audit Committee reviews related party transactions on a quarterly basis.

Board Committees

Audit

Chair:	Brian Flynn (audit committee financial expert as defined in SEC rules)

Other Members:	Mark J. Fredericks
Janeth C. Hendershot
Robert B. Nicholson, III

Primary responsibilities: Reviewing the reports submitted by the Company’s independent registered public accounting firm and internal auditor and reporting to the Board on significant audit and accounting principles, policies and practices related to the Company.

The Audit Committee has the authority to hire outside experts and consultants as it deems appropriate in carrying out its responsibilities.

Recent focus areas:	Resource planning for internal audit
Implementation of new accounting standards

5 meetings held in 2019

Nominating and Corporate Governance

Chair:	Robert B. Nicholson, III

Other Members:	Brian A. Gragnolati
James E. Hanson II
Robert E. McCracken

Primary responsibilities: Interviewing potential candidates for election to the Board and nominating individuals each year for election to the Board; and developing, recommending to the Board and reviewing annually the Board’s Corporate Governance Guidelines, including the Code of Ethics.

Recent focus areas:	Director recruitment
Management succession planning and execution
Board committee composition

4 meetings held in 2019

Compensation

Chair:	Robert E. McCracken

Other Members:	Bruce D. Bohuny
Lawrence R. Inserra, Jr.
Robert B. Nicholson, III

Primary responsibilities: Making recommendations to the Board concerning compensation for the Company’s executive officers and directors; and administering the Company’s equity incentive plans.

Recent focus areas:	Compensation structure for employees
Program design for annual and long-term incentive awards

5 meetings held in 2019

Risk Committee

Chair:	Janeth C. Hendershot

Other Members:	Brian Flynn
James E. Hanson II
Robert E. McCracken

Primary responsibilities: Assisting the Board in fulfilling its oversight responsibilities with respect to the Company’s management of significant risks affecting its business.

Recent focus areas: Oversight of the Company’s enterprise risk management framework and monitoring certain risk management activities to ensure that the Company operates within the risk parameters established by the Board.

4 meetings held in 2019

Policy Committee

Chair:	Lawrence R. Inserra

Other Members:	Brian Flynn
Mark J. Fredericks
Brian A. Gragnolati

Primary responsibilities: Ensuring that the Company’s oversight and approval of its policies are administered in a safe and sound manner and in accordance with legal and regulatory requirements.

Recent focus areas: In close collaboration with other Board Committees, ensuring that all corporate policies are evaluated and reviewed for updates, annually, with further Board approval as required.

4 meetings held in 2019

Loan Review Committee

Chair:	Bruce D. Bohuny

Other Members:	Mark J. Fredericks
Janeth C. Hendershot
Lawrence R. Inserra

Primary responsibilities: Ensuring that the Company’s credit process and loan portfolio composition are consistent with and conform to the Company’s lending philosophy, policies and risk appetite.

Recent focus areas: Reviewing the credit process, quality of the loan portfolio and identifying and mitigating risks associated with the Company’s loan portfolio and lending processes.

3 meetings held in 2019

In addition to the foregoing, the Board maintains an Independent Directors Committee, consisting of independent non-management directors, which met 5 times in 2019.

Board and Committee Self Assessments

The Board and each of the Committees undertake an annual self-assessment process. Each director is asked to complete a Board self-assessment questionnaire as well as a separate self-assessment questionnaire for each of the Committees on which he or she serves. The questionnaires solicit information on effectiveness and compliance with the relevant Committee charter, identifying specific issues and their relative priorities and enhancing written and oral communication. The results of the assessments are discussed by the Board and various Committee members in order to enhance the effectiveness of the Board and Committees and the resulting contributions made by each director.

Audit Committee Matters

Audit Committee Charter. The Audit Committee performed its duties during 2019 under a written charter approved by the Board of Directors. A copy of the current Audit Committee charter is available to shareholders on the Company’s website, www.lakelandbank.com.

Independence of Audit Committee Members. Lakeland’s common stock is listed on the NASDAQ Global Select Market and Lakeland is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 5605(a)(2) of the Nasdaq Marketplace Rules and under the SEC’s Rule 10A-3.

Audit Committee Report. In connection with the preparation and filing of Lakeland’s Annual Report on Form 10-K for the year ended December 31, 2019:

(1) the Audit Committee reviewed and discussed the audited financial statements with Lakeland’s management;

(2) the Audit Committee discussed with Lakeland’s independent registered public accounting firm the matters required to be discussed by SAS 61, as amended by SAS 90;

(3) the Audit Committee received and reviewed the written disclosures and the letter from Lakeland’s independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Lakeland’s independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to the accountants” independence; and

(4) based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2019 Annual Report on Form 10-K/A for filing with the SEC.

By:	The Audit Committee of the Board of Directors:

Brian Flynn, Chairman

Mark J. Fredericks

Janeth C. Hendershot

Robert B. Nicholson, III

Audit Fees and Related Matters

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by the Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered.

The following table sets forth a summary of the fees billed or expected to be billed to the Company by KPMG for professional services rendered for the years ended December 31, 2019 and December 31, 2018.

	Fees for
Fee Category	2019	2018
Audit Fees	$1,058,000	$765,750
Audit-Related Fees	15,000	80,750
Tax Fees	142,989	104,850
All Other Fees	—	102,500

Audit Fees. Audit fees consist of the aggregate fees billed or expected to be billed to the Company for the audit of the financial statements included in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2019 and December 31, 2018, review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during 2019 and 2018 and additional services for merger and acquisition activity.

Audit-Related Fees. Audit-related fees consist of the aggregate fees billed for assurance and related services which are reasonably related to the performance of the audit or review of the Company’s financial statements but are not reported under the immediately preceding paragraph.

Tax Fees. Tax fees consist of the aggregate fees billed or expected to be billed for tax services, principally representing advice regarding the preparation of income tax returns.

All Other Fees. All other fees consist of the aggregate fees billed for all services not covered in the immediately three preceding paragraphs.

Other Matters. The Company’s Audit Committee has determined that the provision of all services provided by the Company’s principal independent accountants during the years ended December 31, 2019 and December 31, 2018 is compatible with maintaining the independence of the Company’s principal independent accountants.

Applicable law and regulations provide an exemption that permits certain services to be provided by the Company’s outside auditors even if they are not pre-approved. The Company has not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

Relationship with Independent Accountants

KPMG, which became the independent accountants of the Company beginning with the financial statements for the year ended December 31, 2013, has been engaged as the Company’s independent accountants for 2020. See Proposal 3. It is anticipated that a representative of KPMG will be present at the Annual Meeting and will be available to answer questions.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of the Company. In addition, no executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.

Other Compensation Committee Matters

Charter. Our Board of Directors has defined the duties of its Compensation Committee in a charter. A copy of the current charter of the Compensation Committee is available to shareholders on the Company’s website, www.lakelandbank.com.

Authority, Processes and Procedures. Our Compensation Committee is responsible for administering our employee benefit plans, for establishing and recommending to the Board the compensation of our President and Chief Executive Officer (CEO) and for reviewing and recommending to the Board for approval the compensation programs covering our other executive officers. Our Compensation Committee also establishes policies and monitors compensation for our employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members. Mr. Shara (our President and CEO) participated in Committee deliberations regarding the compensation of other executive officers, but did not participate in deliberations regarding his own compensation. The CEO, Chief Operating Officer (COO), Chief Administrative Officer, General Counsel and Corporate Secretary and Chief Human Resources Officer assist the Compensation Committee in recommending agenda items for its meetings and by gathering and producing information for these meetings. As requested by the Compensation Committee, the CEO and COO participate in Committee meetings to discuss executive compensation, evaluate the performance of both the Company and individual executives, and provide pertinent financial or operational information. The Compensation Committee also has the authority to hire compensation consultants and other professionals to assist it in carrying out its duties.

Consultants. During our fiscal year ended December 31, 2019, the Compensation Committee retained the services of McLagan, an Aon company, to provide independent executive compensation advice and market compensation information. See our Compensation Discussion and Analysis for a description of the services provided by McLagan during 2019.

Directors’ Compensation

The following table sets forth certain information regarding the compensation we paid to each non-employee director of the Company during 2019. See the “Summary Compensation Table” for information regarding Mr. Shara. Mr. Marino retired as of the 2019 Annual Meeting and Mr. Gragnolati did not commence serving as a director of the Company until January 2020.

None of our non-employee directors received option awards or restricted stock units during 2019 or any compensation under any non-equity incentive plan. As described below, each non-employee director received a grant of restricted stock during 2019 for his or her service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bruce D. Bohuny	72,000	20,000	9,367	726	102,093
Mary Ann Deacon	150,000	40,000	17,292	1,452	208,744
Brian Flynn	75,000	20,000	—	726	95,726
Mark J. Fredericks	70,000	20,000	14,210	726	104,936
Brian A. Gragnolati	—	—	—	—	—
James E. Hanson II	75,000	20,000	—	686	95,686
Janeth C. Hendershot	70,000	20,000	13,155	726	103,881
Lawrence R. Inserra, Jr.	70,000	20,000	—	726	90,726
Thomas Marino	28,667	8,333	—	368	37,368
Robert E. McCracken	72,500	20,000	13,362	726	106,588
Robert B. Nicholson, III	72,500	20,000	11,968	726	105,194

In the table above:

•

When we refer to “Fees Earned or Paid in Cash,” we are referring to all cash fees that we paid or were accrued in 2019, including annual retainer fees, Lakeland Bancorp, Inc. and Lakeland Bank committee and/or chairmanship fees and meeting fees (including for Ms. Deacon, a $100,000 stipend for serving as Chairman, of which Ms. Deacon opted to receive $80,000 in cash, with the balance of $20,000 in restricted stock, rather than receiving the full amount in cash).

•

When we refer to amounts under “Stock Awards,” we are referring to the aggregate grant date fair value in accordance with FASB ASC Topic 718 (each of the above-mentioned directors other than Ms. Deacon and Mr. Marino were granted 1,253 shares of restricted stock on January 16, 2019; Ms. Deacon was granted 2,506 shares of restricted stock and Mr. Marino was granted a pro-rata award of 522 shares of restricted stock.

•

When we refer to “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” we are referring to the aggregate change in the present value of each director’s accumulated benefit our Directors’ Deferred Compensation Plan from the measurement date used for preparing our 2018 year-end financial statements to the measurement date used for preparing our 2019 year-end financial statements. Our Directors’ Deferred Compensation Plan is our only defined benefit and actuarial plan in which directors participated in 2019. There were no above-market earnings on such deferred compensation in 2019.

•	“All Other Compensation” consists of cash dividends paid on restricted stock for each director.

At December 31, 2019, each of the directors in the table above held the following aggregate number of option awards and restricted stock awards:

Name	Option Awards*	Stock Awards**
Bruce D. Bohuny	—	1,253
Mary Ann Deacon	—	2,506
Brian Flynn	28,941	1,253
Mark J. Fredericks	—	1,253
Brian A. Gragnolati	—	—
James E. Hanson II	—	1,253
Janeth C. Hendershot	—	1,253
Lawrence R. Inserra, Jr.	—	1,253
Thomas Marino	—	522
Robert E. McCracken	—	1,253
Robert B. Nicholson, III	—	1,253

*	All of the option awards were fully exercisable as of December 31, 2019.
**	The shares of restricted stock in the table above vested in full on February 27, 2020.

During 2019, each non-employee director received: (i) a $40,000 per annum retainer, payable in quarterly increments of $10,000 each; (ii) $3,000 per Board meeting attended; (iii) $20,000 in restricted stock granted at the beginning of the year with a vesting period of one year, except Mrs. Deacon who received $40,000 in restricted stock (having opted to receive $20,000 of the $100,000 Chairman stipend in the form of restricted stock, rather than receiving the full amount in cash); and (iv) a $2,500 annual fee for chairs of the Compensation Committee and the Nominating and Corporate Governance Committee and a $5,000 annual fee for the chair of the Audit Committee. No fees were paid to non-chair Board committee members for committee service. The annual retainer and restricted stock awards were adjusted for Mr. Marino, who retired as of the date of the 2019 Annual Meeting of Shareholders.

Additionally, the Board liaisons to the Executive Loan Committee each received $5,000 annual stipends for such service, payable in amounts of $1,250 per quarter.

Directors are also reimbursed for expenses for attending seminars and conferences that relate to continuing director and governance education.

The Boards of Directors of Lakeland Bank and the Company held combined meetings in 2019 and no additional fees were paid for attending the Lakeland Bank Board meetings.

The Board of Directors maintains the Directors’ Deferred Compensation Plan, for eligible directors who became members of the Board on or before December 31, 2008. The plan provides that any director having completed five years of service on Lakeland’s Board of Directors may retire and continue to be paid for a period of ten years at a rate ranging from $5,000 to $17,500 per annum, depending upon years of credited service. This plan is unfunded. Despite serving as a director of the Company since April 2008, Mr. Shara elected not to participate in the Directors’ Deferred Compensation Plan.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

Directors and Executive Officers. The following table shows the beneficial ownership of the Company’s common stock at February 3, 2020 by (i) each of the Company’s directors and nominees, (ii) each of the Company’s Named Executive Officers and (iii) the Company’s current directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class (2)
Directors and Nominees
Bruce D. Bohuny (3)	56,110	0.11%
Mary Ann Deacon (4)	419,853	0.83%
Brian Flynn (5)	59,699	0.12%
Mark J. Fredericks (6)	329,601	0.65%
Brian A. Gragnolati	—	—%
James E. Hanson II (7)	72,900	0.14%
Janeth C. Hendershot (8)	441,316	0.87%
Lawrence R. Inserra, Jr. (9)	63,143	0.13%
Robert E. McCracken (10)	127,640	0.25%
Robert B. Nicholson, III (11)	172,931	0.34%
Thomas J. Shara (12)	306,602	0.61%
Named Executive Officers (see above for Mr. Shara)
Thomas F. Splaine, Jr. (13)	9,583	0.02%
Ronald E. Schwarz (14)	54,024	0.11%
Timothy J. Matteson (15)	26,282	0.05%
James M. Nigro (16)	21,912	0.04%
All directors and current executive officers as a group (18 persons) (17)	2,179,573	4.31%

(1)

Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by the named person if he or she has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person. Restricted shares may be voted and are included. Shares subject to restricted stock units (“RSUs”) are not outstanding, have no voting rights and are not included in the table except to the extent that the RSUs are vested and the vesting date occurs on or before April 3, 2020.

(2)

For all directors and executive officers as a group, a total of 50,584,823 shares of the Company’s common stock was used in calculating the percentage of the class owned, representing 50,512,685 shares outstanding as of February 3, 2020, plus 28,941 shares covered by stock options that are exercisable and 43,197 RSUs that vest on or before April 3, 2020. For each individual that owned any such options or RSUs, the options and RSUs owned by such individual are reflected in the number of shares beneficially owned and are added to the 50,512,685 shares outstanding as of February 3, 2020 in calculating the percentage of the class owned.

(3)

Includes 11,912 shares held by the Bohuny Family LLC of which Mr. Bohuny is a passive member; 571 shares held by Mr. Bohuny’s wife; 1,848 shares held by Mr. Bohuny as custodian for his children; and 2,437 shares subject to restricted stock awards that have not yet vested.

(4)

Includes 20,435 shares held in the name of Ms. Deacon’s husband; 265,734 shares held in the name of the Philip Deacon Limited Partnership; 96,177 shares held by the Deacon Homes, Inc. Profit Sharing Plan of which Ms. Deacon is a trustee; 6,400 held in an account over which Ms. Deacon has a power of attorney and 4,874 shares subject to restricted stock awards that have not yet vested.

(5)	Includes 28,941 shares issuable upon the exercise of stock options by Mr. Flynn; and 2,437 shares subject to restricted stock awards that have not yet vested.
(6)

Includes 53,785 shares owned by Mr. Fredericks’ wife; 7,883 shares owned jointly by Mr. Fredericks and his wife; 44,195 shares held by Mark J. Fredericks as Trustee for the Fredericks Fuel & Heating Service Profit Sharing Plan; 23,515 shares held by Fredericks Fuel & Heating Service of which Mark Fredericks is President; and 2,437 shares subject to restricted stock awards that have not yet vested. Includes 196,000 shares pledged as security for loan obligations.

(7)	Includes 62,663 shares held by Ledgewood Employees Retirement Plan, in which Mr. Hanson has a beneficial interest, and 2,437 shares subject to restricted stock awards that have not yet vested.
(8)	Includes 182,530 shares owned by the estate of Ms. Hendershot’s father, for which Ms. Hendershot is executor, and 2,437 shares subject to restricted stock awards that have not yet vested.
(9)	Includes 2,437 shares subject to restricted stock awards granted to Mr. Inserra that have not yet vested.
(10)

Includes 34 shares owned jointly by Mr. McCracken and his wife; 4,740 shares held as custodian for his children; 74,925 shares held by REM, LLC of which Mr. McCracken is sole managing member; 10,997 shares held by Smith McCracken Funeral Home Profit Sharing Plan of which Mr. McCracken is a trustee; and 2,437 shares subject to restricted stock awards that have not yet vested.

(11)	Includes 2,437 shares subject to restricted stock awards granted to Mr. Nicholson that have not yet vested.
(12)

Includes 271,402 shares owned jointly by Mr. Shara and his wife; 1,904 shares held as custodian for his son; and 752 shares held by a family partnership of which Mr. Shara and his wife are general partners or trustees. Excludes 49,656 shares subject to RSUs that have not yet vested or been issued. Includes 21,656 restricted stock units that vest on February 27, 2020. For each year during the RSUs’ three-year performance period, one-third of the RSUs will be earned if the Company has Net Income Available to Common Stockholders in an amount at least equal to the prior year’s dividends paid to common shareholders. The RSUs, to the extent earned, will vest if Mr. Shara remains employed by the Company through the date that the Compensation Committee certifies the achievement of the performance goal for the final year of the performance period. All RSUs, to the extent earned, will also become vested if Mr. Shara terminates employment due to death, disability after having at least five years of service with the Company or the Bank, or retirement after attaining age 65 with at least five years of service. In addition, RSUs granted prior to 2018 provide that if Mr. Shara terminates employment after attaining age 55 and completing at least ten years of service, 50% of the RSUs, to the extent earned, will vest according to the original terms of the agreement. All performance- based RSUs which have not been forfeited will vest upon a change in control of the Company.

(13)

Excludes 17,261 shares subject to RSUs that are subject to a three-year performance period. Includes 1,250 shares subject to time-vested RSUs that vested on March 1, 2020. See “Outstanding Equity Awards at December 31, 2019” for additional information regarding the RSUs.

(14)

Excludes 18,982 shares subject to RSUs that have not yet vested for Mr. Schwarz. Includes 7,872 shares subject to performance-vested RSUs that vested on February 27, 2020. See “Outstanding Equity Awards at December 31, 2019” for additional information regarding the RSUs.

(15)

Excludes 15,393 shares subject to RSUs that have not yet vested for Mr. Matteson. Includes 4,791 shares subject to performance-vested RSUs that vested on February 27, 2020. See “Outstanding Equity Awards at December 31, 2019” for additional information regarding the RSUs.

(16)

Excludes 12,656 shares subject to RSUs that have not yet vested for Mr. Nigro. Includes 3,555 shares subject to performance-vested RSUs that vested on February 27, 2020. See “Outstanding Equity Awards at December 31, 2019” for additional information regarding the RSUs.

(17)	Excludes an aggregate of 135,017 shares subject to RSUs that have not yet vested. Includes 24,370 shares of restricted stock that have not yet vested.

Principal Shareholders. The following table contains information about the beneficial ownership at February 14, 2020 by persons or groups that beneficially own 5% or more of the Company’s common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
BlackRock, Inc.	4,012,935	(1)	7.95%
55 East 52nd Street
New York, NY 10022

Dimensional Fund Advisors LP	3,066,159	(2)	6.07%
Building One
6300 Bee Cave Road
Austin, Texas 78746

(1)

Pursuant to a filing made by BlackRock, Inc. with the Securities and Exchange Commission on February 2, 2020, BlackRock, Inc. has sole power to vote or direct the vote with respect to 3,873,025 shares and sole dispositive power with respect to 4,012,935 shares. The filing further states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, although no one person’s interest is more than 5% of Lakeland’s outstanding common stock.

(2)

Pursuant to a filing made by Dimensional Fund Advisors LP (“Dimensional Fund Advisors”) on February 12, 2020, Dimensional Fund Advisors has sole power to vote or direct the vote with respect to 2,927,171 shares and sole dispositive power with respect to 3,066,159 shares. The filing further states that the securities reported in the filing are owned by various investment companies, trusts and accounts (collectively, the “Funds”), and that Dimensional Fund Advisors disclaims beneficial ownership of such securities. In addition, the filing provides that the Funds have the right to receive or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the securities held in their respective accounts, and that to the knowledge of Dimension Fund Advisors, no one Fund has an interest in excess of 5% of Lakeland’s outstanding common stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder require Lakeland’s directors, executive officers and 10% shareholders to file with the SEC certain reports regarding such persons’ ownership of Lakeland’s securities. Lakeland is required to disclose any failures to file such reports on a timely basis. Based solely upon a review of the copies of the forms or information furnished to Lakeland, Lakeland believes that during 2019, all filing requirements applicable to its directors and executive officers were satisfied on a timely basis except that Mr. Hanson reported a purchase of common stock to his holdings late on one occasion.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

As the world, the United States and our region struggle to understand and deal with the COVID 19 pandemic, please note that the impact of the pandemic was not expressly factored into determinations made with respect to 2019 compensation. We anticipate that our company’s performance, and the steps our executives and other employees take to respond to the pandemic, may well be a factor in 2020 compensation decisions.

Overview

The following discussion provides an overview and analysis of the Compensation Committee’s philosophy and objectives in designing the Company’s compensation programs as well as the compensation determinations relating to our Named Executive Officers, or NEOs. This discussion should be read together with the compensation tables for our NEOs, which can be found following this discussion.

For 2019, our NEOs were:

Name	Title
Thomas J. Shara	President and Chief Executive Officer of Lakeland and Lakeland Bank
Thomas F. Splaine, Jr.	Executive Vice President and Chief Financial Officer of Lakeland and Lakeland Bank
Ronald E. Schwarz	Senior Executive Vice President and Chief Operating Officer of Lakeland and Lakeland Bank
Timothy J. Matteson	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of Lakeland and Lakeland Bank
James M. Nigro	Executive Vice President, Chief Risk Officer of Lakeland and Lakeland Bank

Executive Summary

Our 2019 financial highlights include:

•	Net income for the year ended December 31, 2019 was $70.7 million, or $1.38 per diluted share, compared to $63.4 million, or $1.32 per diluted share, for 2018.

•	At December 31, 2019, loans totaled $5.14 billion, an increase of $681.1 million, or 15%, from December 31, 2018.

•

For the year ended December 31, 2019, return on assets was 1.12% and our return on equity was 10.14%, which were at the 41st and 51st percentile of our 2019 peer group, respectively. In addition, our efficiency ratio of 54.83% was at the 72nd percentile and our non-performing assets as a percentage of total assets of 0.32% was at the 78th percentile of our 2019 peers.

•

The following graph of five-year total shareholder return (TSR) compared to our 2019 peer group indicates that our performance on the key operating metrics described above has translated into above-market long-term value for our shareholders. Notwithstanding our strong long-term performance, our annual TSR in 2018 and 2019 lagged that of our peer group. Because 25% of our long-term incentive program is based on the performance of our annual TSR, the equity awards under our 2018 and 2019 long-term incentive plan were not earned based on that performance.

•	We maintained and improved our strong capital position.

•	Due to margin compression in the industry, the Company’s net interest margin was 3.33% for 2019, compared to 3.36% for 2018.

Key NEO Compensation Decisions

Our compensation decisions for 2019 reflected the contributions by our NEOs to our strong performance during the years 2018 and 2019. Our annual and long-term incentive plans are designed to bring award opportunities more in line with market practice while enhancing the link between compensation and corporate, as well as individual, performance.

•

Salaries: In recognition of our solid performance in 2018 and general market movement in executive compensation, base salaries increased between 3.5% and 4% for 2019 for all NEOs, with the exception of Mr. Nigro. Mr. Nigro received a 12.7% increase.

•

Cash Incentives: The Company performed above targeted performance levels in 2019 and achieved its performance triggers relating to asset quality and capital levels. In addition, our NEOs achieved a majority of their individual goals at or above target performance level. As a result, cash incentive payouts under our 2019 Annual Incentive Plan were above target for each of our NEOs, ranging from 104.2% to 108.7% of target.

•

Long-Term Incentives for 2018 and 2019 performance: Our 2018 and 2019 long-term incentive programs for our NEOs utilized grants of restricted stock units, with the award amounts determined based on formulaic and subjective assessments of performance. Under both plans, awards were granted in February following the completion of the performance year. Fifty percent of the total award opportunity was determined based on a formulaic assessment of corporate performance, while the remaining 50% of the award opportunity was determined based on the Committee’s subjective assessment of corporate and individual performance. As a result of these considerations, restricted stock unit (“RSU”) awards for 2018 were granted in February 2019 at 99% of targeted amounts (“Target”) and RSU awards for 2019 were granted in February 2020 at 113% of Target.

Say on Pay Vote

The Compensation Committee evaluates the Company’s executive compensation programs in light of market conditions, shareholder views, and governance considerations, and makes changes as appropriate. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to permit a separate non-binding shareholder vote to approve the compensation of its executives. The Company held this advisory “say-on-pay” vote at the 2019 Annual Meeting of shareholders. Shareholders overwhelmingly approved the compensation of the executives, with 94% of the shares voted cast in favor of the say-on-pay proposal.

The Company considered the number of votes cast in favor of the 2019 say-on-pay proposal to be a positive endorsement of its current pay practices and believes the vote result is evidence that its compensation policies and decisions have been in the best interests of shareholders. The Company will continue to monitor the level of support for each say-on-pay proposal in the future and will consider this alongside other factors as it makes future executive compensation decisions.

At the 2020 Annual Meeting, shareholders will be entitled to vote on a say-on-pay proposal. See Proposal 2.

Executive Compensation Philosophy

Our compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and reward performance in a manner that maximizes our corporate performance while ensuring that these programs do not encourage unnecessary or excessive risks that threaten the value of our Company. We seek to align individual executives’ performance and their long-term interests with our long-term strategic business objectives and shareholder value. We believe that the executive compensation program that we provide fulfills these objectives and motivates key executives to remain with Lakeland for productive careers.

Our compensation philosophy is determined by our Board of Directors, through its delegated authority to the Compensation Committee, which is comprised solely of independent directors. The Compensation Committee annually reviews our mix of short-term versus long-term incentives and seeks a reasonable balance of those incentives. The guiding principle of our compensation philosophy is that the compensation of our executive officers should be based primarily on the financial and strategic performance of Lakeland, and partially on individual performance. While this “pay-for-performance” philosophy requires the Compensation Committee to first consider Lakeland’s profitability, the Committee does not intend to reward unnecessary or excessive risk taking. These principles are reflected in the specific elements of our compensation program, particularly our annual and long-term incentive programs, as described below.

Role of the Compensation Committee

The Compensation Committee is responsible for the design, implementation and administration of the compensation programs for our executive officers and directors. The Compensation Committee completed the following actions relative to 2019 executive compensation:

•	Reviewed and approved base salary increases.

•	Reviewed and approved the 2019 Executive Incentive Plan.

•	Reviewed and approved cash incentive payments for NEOs for 2019 performance.

•	Reviewed and approved equity awards granted in 2019 to NEOs for 2018 performance.

•	Reviewed the compensation peer group.

•	Reviewed contractual arrangements for NEOs.

•	Reviewed stock ownership requirements of NEOs, based on a review of our stock ownership guidelines.

•	Reviewed the Company’s compensation philosophy.

•	Reviewed and approved equity awards granted in 2020 to NEOs for 2019 performance.

Role and Relationship of the Compensation Consultant

As permitted by the Compensation Committee charter, the Committee periodically engages an independent outside compensation consultant to advise the Committee on executive compensation matters. In 2019, the Committee retained McLagan, which is part of the Rewards Solutions practice at Aon PLC, to provide executive compensation consulting services. Pursuant to the terms of its retention, McLagan reported directly to the Compensation Committee, which retains sole authority to select, retain, terminate, and approve the fees and other retention terms of its relationship with McLagan.

During 2019, McLagan assisted the Compensation Committee with the following:

•	Advised the Committee on changes in industry compensation practices and provided insight on emerging regulations

•	Reviewed the competitiveness of the Company’s current pay levels and practices for executive officers as compared to that of the customized peer group

•	Assisted the Committee in its review and audit of 2019 performance plan calculations

•

Assisted the Committee in its preparation of compensation disclosures as required under Regulation S-K with respect to this proxy statement including this Compensation Discussion and Analysis and associated tables and disclosures included herein by reference

The Committee evaluated McLagan’s analysis and recommendations alongside other factors when making compensation decisions affecting our 2019 executive compensation program and when submitting its own recommendations to the Board on these matters.

In 2019, the Committee reviewed its relationship with McLagan. Considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, the Committee determined that it is not aware of any conflict of interest that has been raised by the work performed by McLagan. In addition, the Committee has assessed the independence of McLagan, as required under NASDAQ listing rules.

Role of Management

The CEO, COO, Chief Administrative Officer, General Counsel and Corporate Secretary and Chief Human Resources Officer assist the Compensation Committee in recommending agenda items for its meetings and by gathering and producing information for these meetings. As requested by the Compensation Committee, the CEO, COO, Chief Administrative Officer, General Counsel and Corporate Secretary and Chief Human Resources Officer participate in Committee meetings to discuss executive compensation, evaluate the performance of both the Company and individual executives, and provide pertinent financial, legal, or operational information. The CEO and COO provide their insights and suggestions regarding compensation, but only Compensation Committee members vote on executive compensation decisions and other Company compensation matters under their purview for recommendation to the Board of Directors.

In 2019, the CEO and COO made recommendations to the Committee regarding base salaries, incentive goals, and equity awards for executives other than themselves. The Committee retained discretion to approve or modify recommendations prior to approval or, in the case of equity awards, prior to presentation before the Board of Directors for ratification. The Committee discussed the CEO’s and COO’s recommendations with them but made final deliberations and recommendations to the Board.

Competitive Benchmarking and Peer Groups

The Compensation Committee believes that it is important to review compensation in the context of Lakeland’s corporate performance and the compensation offered by its peers in the market, which it considers to include companies of similar size, markets, and products. In 2018, the Compensation Committee undertook a complete review of executive compensation for each of the NEOs, which was utilized in establishing 2019 compensation amounts and program design features.

The peer group utilized in the 2018 compensation review for use in establishing 2019 compensation was determined using the following criteria as of December 31, 2017:

•	Total assets between $3 billion and $10 billion

•	Located in Maryland, New Jersey, New York, or Pennsylvania

•	Positive return on average assets (ROAA) and on average equity (ROAE)

•	More than 10 branches

•	Commercial loans representing between 40% and 90% of total loans

The companies included in the 2018 peer group are:

Peer	State	Ticker	Peer	State	Ticker
Beneficial Bancorp	PA	BNCL	Northfield Bancorp Inc.	NJ	NFBK

Bridge Bancorp Inc.	NY	BDGE	OceanFirst Financial Corp.	NJ	OCFC

Bryn Mawr Bank Corp.	PA	BMTC	Peapack-Gladstone Financial	NJ	PGC

ConnectOne Bancorp Inc.	NJ	CNOB	Provident Financial Services	NJ	PFS

Financial Institutions Inc.	NY	FISI	S&T Bancorp Inc.	PA	STBA

First Commonwealth Financial	PA	FCF	Sandy Spring Bancorp Inc.	MD	SASR

First Connecticut	CT	FBNK	Tompkins Financial Corporation	NY	TMP

First of Long Island Corp.	NY	FLIC	United Financial	CT	UBNK

Flushing Financial Corp.	NY	FFIC	Univest Financial Corp.	PA	UVSP

Kearny Financial Corp.	NJ	KRNY	WSFS Financial Corp	DE	WSFS

NBT Bancorp Inc.	NY	NBTB

At the time of the peer group selection, Lakeland’s asset size of $5.4 billion was at the 50th percentile of the peer group.

Discussion of Executive Compensation Components

The following table outlines the major elements of 2019 total compensation for our executives:

Compensation Element	Description and Purpose	Link to Performance	Fixed/ Performance Based	Short/Long- Term
Base Salary	Helps attract and retain executives through periodic payments of market- competitive base pay	Based on individual performance, experience, and scope of responsibility. Used to establish cash and equity incentive award opportunities	Fixed	Short-Term

Cash Incentives	Encourages achievement of financial performance metrics that create near-term shareholder value	Quantitatively ties the executive’s compensation directly to factors that are judged important to the success of the Company and within each executive’s own sphere of influence.	Performance Based	Short-Term

The majority of incentives are based on a Company profitability goal and profitability goals relative to peers, while a portion of the incentives is tied to individual goals.

Incentives for all executives are conditioned on additional performance triggers that help ensure the Company remains positioned to perform over the long- term.

Long-Term Equity Incentive Awards	Aligns long-term interests of executives and shareholders while creating a retention incentive through multi-year vesting	Awards are determined based partially on the achievement of predefined Company performance objectives and partially on the Board’s subjective evaluation of performance.	Performance Based	Long-Term

Supplemental Executive Retirement Plan	Provides market- competitive income security into retirement while creating a retention incentive through multi-year vesting	—	Fixed	Long-Term

Other Compensation	Dividends on restricted stock and dividend equivalents on restricted stock units, limited perquisites and health and welfare benefits on the same basis as other employees	Dividends on restricted stock and dividend equivalents on restricted stock units further enhance the executive’s link to shareholders by ensuring they share in the distribution of income generated from ongoing financial performance.	Fixed & Performance Based	Short-Term & Long-Term

Base Salary

We believe that a key objective of our salary process is to maintain reasonable “fixed” compensation costs, while taking into account the performance of our executive officers. In determining salary levels for our NEOs, the Compensation Committee reviews salary levels at our peer organizations, but always bases final determinations on the qualifications, experience and performance of the individual executives and the value of the position to the organization.

After reviewing certain market salary information provided by McLagan and noting the performance of the Company and individual executives, the Committee determined to increase base salaries by between 3.5% and 4% for 2019 for all NEOs except Mr. Nigro. In the case of Mr. Nigro, his salary was adjusted to align with similar positions in the Company’s customized peer group.

Name	Title	2018 Salary ($)	2019 Salary ($)	% Change
Thomas J. Shara	President and CEO	797,000	828,880	4.0%
Thomas F. Splaine, Jr.	EVP and CFO	340,000	351,901	3.5%
Ronald E. Schwarz	Sr. EVP and COO	375,000	388,125	3.5%
Timothy J. Matteson	EVP, Chief Administrative Officer, General Counsel and Corporate Secretary	305,000	315,675	3.5%
James M. Nigro	EVP, Chief Risk Officer	280,000	315,675	12.7%

2019 Annual Incentive Plan

Our 2019 Annual Incentive Plan, or AIP, is designed to motivate executives to attain superior annual performance in key areas that we believe create long-term value to Lakeland and its shareholders. Awards under the plan were payable in cash, and were contingent on performance in the following areas:

•	Corporate financial performance relative to budgeted amounts;

•	Corporate financial performance relative to peers; and

•	Individual performance relative to pre-established goals.

2019 AIP Award Opportunities

The table below shows the cash incentive award opportunities for each NEO as a percentage of his base salary, as well as the weightings on the various performance objectives used to calculate awards.

	Cash Incentive Award Opportunity as % of Salary			Goal Weighting
Name	Threshold	Target	Maximum	Corporate (Absolute)	Corporate (Peer)	Individual
Thomas J. Shara	25.0%	50.0%	75.0%	60.0%	30.0%	10.0%
Thomas F. Splaine, Jr.	22.5%	45.0%	67.5%	60.0%	30.0%	10.0%
Ronald E. Schwarz	22.5%	45.0%	67.5%	60.0%	30.0%	10.0%
Timothy J. Matteson	22.5%	45.0%	67.5%	60.0%	30.0%	10.0%
James M. Nigro	22.5%	45.0%	67.5%	60.0%	30.0%	10.0%

2019 AIP Corporate Performance Objectives

The following table depicts our 2019 corporate performance objectives and performance results for each of the measures selected by the Committee.

Annual Performance Goals	Threshold	Target	Max	Actual
Corporate Goal
Pre-Tax Net Income ($M)	$79,335	$93,336	$107,336	$96,218
Peer Group Comparison-Percentile Ranking
Net Interest Margin (1/3 of Peer Group Goals)	35%	50%	75%	39%
Efficiency Ratio (1/3 of Peer Group Goals)	35%	50%	75%	78%
Core ROAA (1/3 of Peer Group Goals)	35%	50%	75%	39%

For any of the performance measures shown above, performance below threshold will result in no award payout for that measure, while payouts for any one measure and the plan as a whole are capped at maximum performance level.

In addition to the performance goals listed in the previous tables, the plan includes minimum performance triggers that must be met in order for any incentive payments to be made under the plan. The purpose of the minimum performance triggers is to ensure that no incentive awards will be paid in a situation where the safety and soundness of the organization is at risk. The following chart shows the minimum performance triggers and actual performance on those measures as of December 31, 2019.

Capital Trigger	Must Exceed	Actual
Leverage Ratio	5.00%	9.41%
Tier 1 Capital Ratio	6.00%	11.02%
Total Risk-Based Capital Ratio	10.00%	13.40%

Asset Quality Trigger	Must Not Exceed	Actual
Non-Performing Assets/Total Assets	2.00%	0.32%

Each of the performance triggers listed above was satisfied as of December 31, 2019.

2019 AIP Individual Performance Objectives

Each of our NEOs had one to six individual performance objectives that impacted the calculation of their annual incentive awards for 2019. The Compensation Committee considered strategic leadership roles, each executive’s scope of responsibility and significant upcoming corporate or line of business initiatives in establishing specific performance criteria for each of the NEOs. Examples of these performance criteria include work in connection with development of an integrated digital strategy, successful merger integration and system conversion, investor relations activities, and cost savings targets. In early 2020, the Committee subjectively evaluated each NEO’s achievements regarding their unique performance criteria and assigned each performance measure a score on a range from threshold of 85% to a maximum of 115%. Target achievement received a score of 100%. The individual performance score was one of the components considered in calculating the amount of each NEO’s award. Goals were weighted as previously described.

The average individual performance scores for each of our NEOs were as follows:

Name	Average Performance Score
Thomas J. Shara	115%
Thomas F. Splaine, Jr.	102%
Ronald E. Schwarz	106%
Timothy J. Matteson	104%
James M. Nigro	103%

2019 AIP Awards

In February 2020, the Compensation Committee determined the degree to which our financial performance goals were achieved during 2019. The CEO (or the Compensation Committee, in the case of the CEO) then determined the degree to which the individual performance goals were achieved during 2019 for each executive.

The following cash payments under the 2019 AIP were made upon approval by the Compensation Committee:

Name	2019 AIP Award	AIP Award as % of Target
Thomas J. Shara	$450,533	108.71%
Thomas F. Splaine, Jr.	165,020	104.21%
Ronald E. Schwarz	184,627	105.71%
Timothy J. Matteson	149,453	105.21%
James M. Nigro	148,742	104.71%

2018 Long-Term Incentive Plan (LTIP) Awards Granted in 2019

Please note that, due to SEC reporting rules, the amount of any restricted stock units granted in 2019 based on 2018 performance is reported in the Summary Compensation Table of this proxy statement as 2019 compensation.

We maintained our 2018 Long-Term Incentive Plan (LTIP) for awards granted in early 2019 based on 2018 performance. The purposes of the LTIP are: 1) to provide award opportunities to our executives that are market-competitive; and 2) to align the receipt of equity incentive awards with the performance of the Company. The Compensation Committee believes that formalizing the connection between corporate performance and award payouts for a portion of our long-term incentive awards provides concrete, measurable objectives for our executives, and ultimately motivates long-term value creation for our shareholders.

Awards under the 2018 LTIP were conditioned on three elements:

•	Lakeland’s core ROAA in 2018 relative to our budgeted expectations

•	Lakeland’s TSR in 2018 relative to the peer group

•	The Committee’s overall assessment of corporate and individual performance in 2018

2018 LTIP Award Opportunities

The table below shows the LTIP award opportunities for each NEO as a percentage of his base salary, as well as the weightings on the formulaic and discretionary evaluations used to calculate awards.

	2018 Long-Term Incentive Award Opportunity as % of Salary			Goal Weighting
Name	Threshold	Target	Maximum	Corporate Assessment	Subjective Assessment
Thomas J. Shara	22.50%	45.00%	67.50%	50%	50%
Thomas F. Splaine, Jr.	20.25%	40.50%	60.75%	50%	50%
Ronald E. Schwarz	20.25%	40.50%	60.75%	50%	50%
Timothy J. Matteson	20.25%	40.50%	60.75%	50%	50%
James M. Nigro	20.25%	40.50%	60.75%	50%	50%

2018 LTIP Performance Objectives

The table below depicts our 2018 performance objectives and performance results for the two measures utilized in the 2018 LTIP:

Long-Term Performance Goals	Threshold	Target	Maximum	Actual
Corporate Goals:
Core ROAA (%)	0.99	1.16	1.33	1.15
1-Year Relative TSR (Peer Percentile Ranking)	35%	50%	75%	21%

Based on the results shown above, our ROAA performance resulted in an award slightly below target for that portion of the plan. One-year TSR performance was below threshold and resulted in no payout under the LTIP.

2018 Discretionary Performance Evaluation

As described above, 50% of the total award opportunity for each of our NEOs is determined through the Compensation Committee’s discretionary assessment of corporate and individual performance in the preceding year. In determining the discretionary awards for 2018, the Committee took into consideration Lakeland’s solid financial performance in 2018 and improvements over 2017 performance, including a 21% year over year increase in EPS, 7.3% growth in total loans and a decrease in non-performing asset percentage.

After considering all relevant factors, the Committee determined to award each of our NEOs the maximum number of RSUs available to such NEO under the discretionary portion of the LTIP as a reflection of Lakeland’s and our NEO’s performance in 2018.

2018 Equity Awards

The following RSU awards, which are reported in this proxy statement as 2019 compensation, were granted in February 2019 upon approval by the Compensation Committee:

	Corporate Performance Award		Individual/Corporate Award		Cumulative Award
Name	# of RSUs	Grant Date Fair Value	# of RSUs	Grant Date Fair Value	Total Grant Date Fair Value	Total Grant Date Value as % of Target Award
Thomas J. Shara	5,218	$87,085	16,116	$268,988	$356,073	99%
Thomas F. Splaine, Jr.	2,002	33,413	6,187	103,275	136,688	99%
Ronald E. Schwarz	2,208	36,852	6,824	113,906	150,758	99%
Timothy J. Matteson	1,796	29,973	5,550	92,644	122,617	99%
James M. Nigro	1,649	27,516	5,095	85,050	112,566	99%

The RSUs granted to each NEO will vest 100% on the third anniversary of the grant date, provided the executive remains employed by the Company and/or Lakeland Bank. The RSUs, to the extent earned, will also become vested if the NEO terminates employment due to (i) death, (ii) disability after having at least five years of service with the Company or Lakeland Bank or (iii) retirement after attaining age 65 with at least five years of service. All performance-based RSUs which have not been forfeited will vest upon a change in control of the Company.

2019 Long-Term Incentive Plan Opportunities

As mentioned above, we also maintained our 2019 Long-Term Incentive Plan (LTIP) for awards granted in early 2020 based on 2019 performance. Awards under the 2019 LTIP were conditioned on the same three elements as the 2018 LTIP described above:

•	Lakeland’s core ROAA in 2019 relative to our budgeted expectations

•	Lakeland’s TSR in 2019 relative to the peer group

•	The Committee’s discretionary assessment of corporate and individual performance in 2019

ROAA was chosen as an incentive metric for the 2019 long-term incentive plan because our ability to generate profitability from our asset base is a critical strategic objective that is within the control of management and which ultimately translates to increased long-term shareholder value. TSR was included in the plan because it directly aligns the value received by our executives with the value realized by shareholders. We also believe it is important for the plan to recognize qualitative and strategic success, which are foundational to long-term value but may not be directly reflected in annual profitability or one-year shareholder return. The subjective assessment of corporate and individual performance is intended to accomplish that objective.

2019 LTIP Award Opportunities

The table below shows the LTIP award opportunities for each NEO as a percentage of his base salary, as well as the weightings on the formulaic and discretionary evaluations used to calculate awards.

	2019 Long-Term Incentive Award Opportunity as % of Salary			Goal Weighting
Name	Threshold	Target	Maximum	Corporate Assessment	Subjective Assessment
Thomas J. Shara	27.50%	55.00%	82.50%	50.00%	50.00%
Thomas F. Splaine, Jr.	22.50%	45.00%	67.50%	50.00%	50.00%
Ronald E. Schwarz	22.50%	45.00%	67.50%	50.00%	50.00%
Timothy J. Matteson	22.50%	45.00%	67.50%	50.00%	50.00%
James M. Nigro	22.50%	45.00%	67.50%	50.00%	50.00%

2019 LTIP Performance Objectives

The table below depicts our 2019 performance objectives and performance results for the two measures utilized in the 2019 LTIP:

Long-Term Performance Goals	Threshold	Target	Maximum	Actual
Corporate Goals:
Core ROAA (%)	0.85	1.00	1.15	1.15
1-Year Relative TSR (Peer Percentile Ranking)	35%	50%	75%	34%

Based on the results shown above, our ROAA performance resulted in an award at the maximum target for that portion of the plan. One-year TSR performance was below the threshold and resulted in no payout under the LTIP.

2019 Discretionary Performance Evaluation

As described above, 50% of the total award opportunity for each of our NEOs is determined through the Compensation Committee’s discretionary assessment of corporate and individual performance in the preceding year. In determining the discretionary awards for 2019, the Committee took into consideration Lakeland’s solid financial performance in 2019, as previously described.

After considering all relevant factors, the Committee determined to award each of our NEOs the maximum number of RSUs available to such NEO under the discretionary portion of the LTIP as a reflection of Lakeland’s and our NEO’s performance in 2019.

2019 Equity Awards

The following RSU awards, which will be reported in our 2021 proxy statement as 2020 compensation, were granted in February 2020 upon approval by the Compensation Committee:

	Corporate Performance Award		Discretionary Award		Cumulative Award
Name	No. of RSUs	Grant Date Fair Value	No. of RSUs	Grant Date Fair Value	Total Grant Date Fair Value	Total Grant Date Value as % of Target Award
Thomas J. Shara	10,987	$170,957	21,973	$341,913	$512,870	113%
Thomas F. Splaine, Jr.	3,817	59,383	7,632	118,766	178,149	113%
Ronald E. Schwarz	4,209	65,496	8,418	130,992	196,488	113%
Timothy J. Matteson	3,423	53,270	6,847	106,540	159,810	113%
James M. Nigro	3,423	53,270	6,847	106,540	159,810	113%

The RSUs granted to each NEO will vest 100% on the third anniversary of the grant date, provided the executive remains employed by the Company and/or Lakeland Bank. The RSUs, to the extent earned, will also become vested if the NEO terminates employment due to (i) death, (ii) disability after having at least five years of service with the Company or Lakeland Bank, or (iii) retirement after attaining age 65 with at least five years of service. All performance-based RSUs which have not been forfeited will vest upon a change in control of the Company.

Other Elements of Compensation for Executive Officers

In order to attract and retain qualified executives, we provide executives with a variety of benefits and perquisites, consisting primarily of retirement benefits through our 401(k) and various retirement plans, executive life insurance, and the use of automobiles. Details of the values of these benefits and perquisites may be found in the footnotes and narratives to the Summary Compensation Table. Lakeland has also entered into a Supplemental Executive Retirement Plan Agreement with Mr. Shara. See “Employment Agreements and Other Arrangements with Named Executive Officers.”

Employment and Other Agreements

Our employment and change in control agreements with the Named Executive Officers are described elsewhere in this proxy statement. See “Employment Agreements and Other Arrangements with Named Executive Officers.”

Compliance with Sections 162(m) and 409A of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code denies a tax deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee.

Effective for taxable years beginning prior to January 1, 2018, an exception to this deduction limit applied to “performance-based compensation”, such as stock options and other equity awards, that satisfied certain criteria. Under the Tax Cuts and Jobs Act of 2017, the performance-based pay exception to Section 162(m) was eliminated, but a transition rule may allow the exception to continue to apply to certain performance-based compensation payable under written binding contracts that were in effect on November 2, 2017.

The Compensation Committee considers the impact of Section 162(m) on compensation decisions, but reserves the right to approve compensation for an executive officer that exceeds the deduction limit of Section 162(m) in order to provide competitive compensation packages.

It is our intention to maintain our executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements.

Clawback Policies

Compensation recovery policies, or “clawbacks,” began to be used with the enactment of the Sarbanes-Oxley Act in 2002, which required that in the event of any financial statement restatement based on executive misconduct, public companies must recoup incentives paid to the company’s CEO and CFO within 12 months preceding the restatement. The Company’s CEO and CFO are currently subject to the Sarbanes-Oxley clawback provision which is set forth in Section 304 of the Sarbanes-Oxley Act, and provides that if an issuer “is required to prepare an accounting restatement due to material noncompliance of the issuer, as a result of misconduct, with any financial reporting requirement under the securities laws,” the CEO and CFO shall reimburse the issuer for any bonus or other incentive-based or equity-based compensation received, and any profits realized from the sale of the securities of the issuer, during the year following issuance of the original financial report.

In addition, the Compensation Committee intends to fully comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding this issue once rulemaking has been completed with respect to these provisions. Until formal guidance is available, the Compensation Committee will address any situation that may arise and determine the proper and appropriate course of action in fairness to shareholders and award recipients.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the information provided under the caption “Compensation Discussion and Analysis” set forth in this proxy statement. Based on that review and those discussions, the Compensation Committee recommended to our Board that such “Compensation Discussion and Analysis” be included in this proxy statement.

Robert E. McCracken (Chairman)

Bruce Bohuny

Lawrence R. Inserra, Jr.

Robert B. Nicholson, III

Summary of Cash and Certain Other Compensation

The following table sets forth, for the three years ended December 31, 2019, a summary of the compensation earned by Thomas J. Shara, our President and Chief Executive Officer, Thomas F. Splaine, Jr., our Chief Financial Officer, and our three other most highly compensated executive officers for 2019. We refer to the executive officers named in this table as the “Named Executive Officers” or NEOs. None of the Named Executive Officers received option awards during the years presented in the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Non-Equity Plan Incentive Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas J. Shara,	2019	828,880	356,073	450,533	331,346	52,493	2,019,325
President and Chief Executive Officer of the Company and Lakeland Bank	2018	797,000	540,952	361,638	200,840	51,663	1,952,093
	2017	737,000	433,127	272,289	191,112	45,583	1,679,111

Thomas F. Splaine, Jr.,	2019	350,070	136,688	165,020	—	40,213	691,991
Executive Vice President and Chief Financial Officer of the Company and Lakeland Bank	2018	326,923	173,278	138,847	—	19,309	658,357
	2017	298,462	50,000	128,271	—	4,816	481,549

Ronald E. Schwarz,	2019	386,106	150,758	184,627	13,090	43,823	778,404
Senior Executive Vice President and Chief Operating Officer of the Company and Lakeland Bank	2018	361,154	190,047	153,140	4,915	27,871	737,127
	2017	329,587	157,459	140,684	3,124	25,092	655,946

Timothy J. Matteson,	2019	314,033	122,617	149,453	202	24,160	610,465
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of the Company and Lakeland Bank	2018	291,923	153,715	124,554	754	20,104	591,050
	2017	270,423	95,823	113,705	1,101	17,682	498,734

James M. Nigro,	2019	310,187	112,566	148,743	861	29,865	602,222
Executive Vice President and Chief Risk Officer of the Company and Lakeland Bank

In the table above:

•

When we refer to amounts under “Stock Awards,” we are referring to the aggregate grant date fair value in accordance with FASB ASC Topic 718. The stock awards in the table for each year were based on the prior year’s performance. See the “Compensation Discussion and Analysis” for a description of restricted stock units granted in February 2020 based on 2019 performance. These restricted stock units generally vest over a three-year period based on continued service and the satisfaction of specified performance goals.

•

When we refer to “Change in Pension Value and Nonqualified Deferred Compensation Earnings”, we are referring to the aggregate change in the present value of Mr. Shara’s accumulated benefits for 2019 under his Supplemental Executive Retirement Plan Agreement and, with respect to Messrs. Shara, Schwarz, Matteson and Nigro, above-market or preferential earnings (in accordance with SEC rules, the amount of interest in excess of 120% of the applicable federal rate, with compounding, is deemed to be above-market or preferential) of $155,555, $13,090, $202 and $861, respectively, on deferred compensation that is not tax-qualified. See “Deferred Compensation.”

All Other Compensation. We provide our Named Executive Officers with other benefits that we believe are reasonable, competitive and consistent with our overall executive compensation program. The costs of these benefits for 2019, minus any reimbursements by the Named Executive Officers, are shown in the following table:

Name	Use of Car ($)	Premiums for Group Term Life Insurance ($)	Cash Dividends Paid on Restricted Stock and Restricted Stock Units ($)	Cost of Coverage under Executive Health Care Program ($)	Contributions to 401(k) Plan to match Pre-tax Deferral Contributions (included under “Salary”) ($)
Thomas J. Shara	5,609	3,732	35,884	—	7,268
Thomas F. Splaine, Jr.	9,334	1,213	10,072	12,000	7,594
Ronald E. Schwarz	7,786	3,505	12,966	12,000	7,568
Timothy J. Matteson	6,198	1,203	9,793	—	6,966
James M. Nigro	13,157	1,207	8,030	—	7,470

Grants of Plan Based Awards

During 2019, the equity incentive plan awards to our Named Executive Officers were restricted stock units (“RSUs”), granted on February 27, 2019, based on 2018 performance. The information in the table below under columns (b), (i) and (j) pertain to these grants. The Named Executive Officers did not receive option awards in 2019.

Our Named Executive Officers earned non-equity incentive plan awards for 2019 in the form of cash. These cash payments were made in March 2020 and, in accordance with SEC rules, are included in the Summary Compensation Table under “Non-equity Incentive Plan Compensation” for 2019. The information in the table below under columns (c), (d) and (e) pertain to these cash incentive awards.

The amounts in the columns under Estimated Possible Payouts Under Equity Incentive Plan Awards are denominated in dollars, although the applicable payouts were made in grants of RSUs under the Company’s 2018 Omnibus Equity Incentive Plan (the “2018 Equity Plan”).

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All other Stock Awards: or Units (#) (i)	Grant Date Fair Value of Stock Awards ($) (j)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Thomas J. Shara	2/27/2019	207,220	414,440	621,660	179,325	358,650	537,975	21,334	356,074
Thomas F. Splaine, Jr.	2/27/2019	79,178	158,355	237,533	68,850	137,700	206,550	8,189	136,688
Ronald E. Schwarz	2/27/2019	87,328	174,656	261,984	75,938	151,875	227,813	9,032	150,758
Timothy J. Matteson	2/27/2019	71,027	142,054	213,081	61,763	123,525	185,288	7,346	122,617
James M. Nigro	2/27/2019	71,027	142,054	213,081	56,700	113,400	170,100	6,744	112,566

Outstanding Equity Awards at December 31, 2019

The following table sets forth, for each of the Named Executive Officers, information regarding RSUs outstanding at December 31, 2019. The vesting dates applicable to each RSU that was not vested on December 31, 2019 are described following the table. At December 31, 2019, the Named Executive Officers did not hold any other equity awards, including stock options or restricted stock awards.

Stock Awards

Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Thomas J. Shara	16,659	289,539	47,434	824,403
Thomas F. Splaine, Jr.	3,024	52,557	15,487	269,164
Ronald E. Schwarz	5,941	103,249	18,289	317,869
Timothy J. Matteson	5,876	102,131	14,308	248,667
James M. Nigro	4,341	75,441	11,870	206,306

In the table above, we are disclosing:

•	in column (g), the number of shares of our common stock covered by RSUs that were not vested (but were earned) as of December 31, 2019;

•	in column (h), the aggregate market value as of December 31, 2019 of the RSUs referenced in column (g);

•	in column (i), the number of shares of our common stock covered by RSUs that were not earned as of December 31, 2019; and

•	in column (j), the aggregate market value as of December 31, 2019 of the RSUs referenced in column (i).

In calculating the market values of RSUs in the table above, we have multiplied the closing market price of our common stock on the last trading day in 2019, which was $17.38, by the applicable number of shares of common stock underlying each of the Named Executive Officer’s RSUs.

The following summarizes by individual grants the total number of RSUs for each Named Executive Officer in column (g) (the description of the performance-based RSUs that follows the bullets below is applicable to all of the performance-based RSUs that have been granted to the Named Executive Officers). At December 31, 2019:

•

Mr. Shara held 71,312 performance-based RSUs, 21,656 of which were awarded on February 22, 2017, 28,322 of which were awarded on February 28, 2018 and 21,334 of which were awarded on February 27, 2019. Up to one-third of each such award is subject to achievement of specified annual performance goals, and will be paid following the Compensation Committee’s determination of whether the performance goals have been achieved for the final year of the three year performance period. Payment is generally conditioned on continued employment through the date of such determination by the Compensation Committee (the “determination date”). However, with respect to performance-based RSUs awarded in 2017, because Mr. Shara has met the Early Retirement Conditions described below, should he separate from service (other than for cause), he will have the right following the determination date to receive shares of our common stock with respect to fifty percent (50%) of the performance- based RSUs that have been earned as of his date of separation. As of December 31, 2019, 14,437 of the performance-based RSUs awarded in 2017 to Mr. Shara have been earned, fifty percent (50%) of which are subject to forfeiture if he separates from service prior to the determination date. Shares with respect to the remaining 50% (7,219 units) are considered vested and will be paid following the determination date (see the “Options Exercised and Stock Awards Vested” table below).

•

As of December 31, 2019, Mr. Splaine held 1,250 time-based RSUs that vested on March 1, 2020. As of December 31, 2019, Mr. Splaine also held 9,072 performance-based RSUs that were awarded on February 28, 2018 and 8,189 performance-based RSUs that were awarded on February 27, 2019.

•

Mr. Schwarz held 26,854 performance-based RSUs as of December 31, 2019, 7,872 of which were awarded on February 22, 2017, 9,950 of which were awarded on February 28, 2018 and 9,032 of which were awarded on February 27, 2019. As of December 31, 2019, Mr. Schwarz had earned 5,248 of the performance-based RSUs awarded on February 22, 2017, 2,624 units of which are considered vested because he has met the Early Retirement Conditions described below.

•

Mr. Matteson held 20,184 performance-based RSUs as of December 31, 2019, 4,791 of which were awarded on February 22, 2017, 8,047 of which were awarded on February 28, 2018 and 7,346 of which were awarded on February 27, 2019. As of December 31, 2019, Mr. Matteson had earned 3,194 of the performance-based RSUs awarded on February 22, 2017 and 2,682 of the performance-based RSUs awarded on February 28, 2018.

•

Mr. Nigro held 16,211 performance-based RSUs as of December 31, 2019, 3,555 of which were awarded on February 22, 2017, 5,912 of which were awarded on February 28, 2018 and 6,744 of which were awarded on February 27, 2019. As of December 31, 2019, Mr. Nigro had earned 2,370 of the performance-based RSUs awarded on February 22, 2017 and 1,971 of the performance-based RSUs awarded on February 28, 2018.

For each year during the performance-based RSUs’ three-year performance period, for all NEOs, one-third of the RSUs will be earned if the Company has net income available to common stockholders in an amount at least equal to the prior year’s dividends paid to common shareholders. The performance-based RSUs, to the extent earned, generally require the Named Executive Officer to remain employed by the Company through the date that the Compensation Committee certifies the achievement of the performance goal for the final year of the three-year performance period. However, shares with respect to performance-based RSUs that have been earned as of a Named Executive Officer’s separation from service will continue to be paid following the performance period if the Named Executive Officer separates from service due to death, disability after having at least five years of service with the Company or the Bank, or retirement after attaining age 65 with at least five years of service. In addition, performance-based RSUs granted prior to 2018 provide that if the Named Executive Officer separates from service after attaining age 55 and completing at least ten years of service (the “Early Retirement Conditions”), shares with respect to 50% of any earned RSUs as of the date of separation from service will continue to be payable following the performance period. All performance-based RSUs that have not been forfeited will vest upon a change in control of the Company.

Options Exercised and Stock Awards Vested

The following table sets forth, for each of the Named Executive Officers, information regarding stock awards vested during 2019.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Thomas J. Shara	—	—	33,125	555,341
Thomas F. Splaine, Jr.	—	—	8,750	142,675
Ronald E. Schwarz	—	—	9,979	168,360
Timothy J. Matteson	—	—	6,504	108,552
James M. Nigro	—	—	7,500	116,475

In the table above:

•

Column (d) shows the number of restricted shares of our common stock and shares of our common stock covered by RSUs that became vested during 2019. With respect to Mr. Shara, the figure is comprised of 29,515 shares with respect to performance-based RSUs that were granted in 2016 that became vested in 2019, and 3,610 shares with respect to performance-based RSUs granted in 2017 that have been earned as of December 31, 2019 and which he is considered vested in because he has met the Early Retirement Conditions. With respect to Mr. Schwarz, the figure is comprised of 7,355 shares with respect to performance-based RSUs that were granted in 2016 that became vested in 2019, 2,624 shares with respect to performance-based RSUs granted in 2017 that have been earned as of December 31, 2019 and which he is considered vested in because he has met the Early Retirement Conditions.

•

Column (e) represents the value of the shares set forth in column (d) multiplied by the market price of our common stock on the dates on which the Named Executive Officer’s stock awards vested. For this purpose, the shares of common stock subject to Messrs. Shara and Schwarz’s 2017 performance-based RSUs included in column (d) were valued based on the closing market price of our common stock on the last trading day in 2019, which was $17.38.

Pension Plans

The following table sets forth, for each of the Named Executive Officers, information regarding the benefits payable under each of our plans that provides for payments or other benefits at, following, or in connection with such Named Executive Officer’s retirement. In accordance with the SEC’s rules, the following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Thomas J. Shara	Supplemental Retirement Plan	Not Applicable	1,320,158	—
Thomas F. Splaine, Jr.	—	—	—	—
Ronald E. Schwarz	—	—	—	—
Timothy J. Matteson	—	—	—	—
James M. Nigro	—	—	—	—

In the table above:

•

When we use the phrase “Present Value of Accumulated Benefit”, we are referring to the actuarial present value of Mr. Shara’s accumulated benefits under the Supplemental Executive Retirement Plan Agreement, dated as of April 2, 2008, between Mr. Shara, the Company and Lakeland Bank (the “SERP”), calculated as of December 31, 2019; and

•	Column (e) refers to the dollar amount of payments and benefits, if any, actually paid or otherwise provided to the Named Executive Officer during 2019 under our pension plans.

See “Employment Agreements and other Arrangements with Executive Officers” for a description of the SERP.

Deferred Compensation

The following table sets forth, for each of the Named Executive Officers, information regarding each defined contribution plan that we maintain and each other plan that we maintain that provides for the deferral of compensation on a basis that is not tax-qualified.

Name (a)	Executive Contributions in 2019 ($) (b)	Registrant Contributions in 2019 ($) (c)	Aggregate Earnings in 2019 ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at December 31, 2019 ($)
Thomas J. Shara	357,155	198,000	215,037	—	2,721,447
Thomas F. Splaine, Jr.	—	—	—	—	—
Ronald E. Schwarz	69,304	—	19,249	—	279,920
Timothy J. Matteson	—	—	294	20,816	—
James M. Nigro	31,019	—	1,266	—	32,285

In the table above:

•

the executive contributions shown in column (b) for Messrs. Shara, Schwarz and Nigro relate to the Company’s Elective Deferral Plan, and the registrant’s contributions for Mr. Shara shown in column (c) relate to his Deferred Compensation Agreement;

•

when we refer to the term “earnings” in column (d), we are referring to the aggregate interest or other earnings accrued to the Named Executive Officer’s account during 2019 (i) under the Company’s Elective Deferral Plan ($102,418 for Mr. Shara, $19,249 for Mr. Schwarz, $294 for Mr. Matteson and $1,266 for Mr. Nigro) and (ii) for Mr. Shara, under his Deferred Compensation Agreement, $112,619;

•

with respect to column (d) of this table, for Messrs. Shara, Schwarz, Matteson and Nigro, in accordance with SEC rules, only the above-market or preferential earnings have been included in the Summary Compensation Table under the columns “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “Total”;

•

the aggregate balance at December 31, 2019 in column (f) of this table for Mr. Shara is comprised of $1,487,580 under the Elective Deferral Plan and $1,233,867 under his Deferred Compensation Agreement; and

•	the amount included in column (f) of this table was not included in our Summary Compensation Table in any prior year’s proxy statement or in the Summary Compensation Table set forth above.

See “Employment Agreements and other Arrangements with Executive Officers” for a description of the Elective Deferral Plan and Mr. Shara’s Deferred Compensation Agreement.

Equity Compensation Plan Information

The following table provides information about the Company’s common stock that may be issued upon the exercise of options under the 2018 Equity Plan and the Company’s 2009 Equity Program (the “2009 Equity Program”) as of December 31, 2019. These plans were the Company’s only equity compensation plans in existence as of December 31, 2019. The 2018 Equity Plan is the successor to the 2009 Equity Program, and no additional awards will be granted under the 2009 Equity Program.

Plan Category	(a) Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price Of Outstanding Options, Warrants and Rights (1)	(c) Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))
Equity Compensation Plans Approved by Shareholders	342,681	$7.84	1,829,259
Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	342,681	$7.84	1,829,259

(1)	The weighted average exercise price does not take into account the shares issuable upon the vesting of outstanding RSU awards, which have no exercise price.

Employment Agreements and Other Arrangements with Named Executive Officers

Thomas J. Shara

On May 22, 2008, the Company, Lakeland Bank and Mr. Shara executed an Employment Agreement (the “Shara Employment Agreement”), which provides that Mr. Shara will be employed as President and Chief Executive Officer of the Company and Lakeland Bank for an initial term that expired on April 1, 2011 (the “Initial Term”). The Shara Employment Agreement further provides that the Initial Term will automatically be extended for an additional one year period on each anniversary date of the Effective Date, unless on or before each such anniversary date either party provides written notice to the other of its (or his) intent not to extend the then current term, provided, however, that on and after the 15th anniversary of the Effective Date, if Mr. Shara remains employed, his employment will be on an at-will basis. The Initial Term and any renewal period through the 15th anniversary of the Effective Date collectively are referred to as the “Term”.

The Shara Employment Agreement further provides that Mr. Shara will be nominated for election (i) as a member of Lakeland Bank’s Board of Directors at each Annual Meeting of the sole shareholder of Lakeland Bank occurring during the Term and (ii) as a member of the Company’s Board of Directors at each Annual Meeting of shareholders of the Company at which Mr. Shara’s term as a director of the Company expires during the Term.

The Shara Employment Agreement provides that Mr. Shara will receive a base salary of not less than $400,000 per year and that he will participate in the executive bonus program as approved annually by the Company’s Board. The Shara Employment Agreement also provides that Mr. Shara will be entitled to participate in all employee benefit plans or programs, including without limitation the 401(k) Plan and Profit

Sharing Plan, and to receive all benefits and perquisites, including an automobile, which are approved by the Boards of the Company and Lakeland Bank and are generally made available to executive officers of the Company, to the extent permissible under the general terms and provisions of such plans or programs.

The Shara Employment Agreement provides that if Mr. Shara’s employment is terminated during the Term by the Company without Cause (as contractually defined) or Mr. Shara resigns for Good Reason (as contractually defined), Mr. Shara will receive a severance payment equal to 36 months of his annual base salary at the rate in effect as of the termination date. In addition, all of Mr. Shara’s stock options (to the extent not already vested) will become fully vested, and he will be permitted to exercise any such option for the period specified in the Company’s equity compensation plan as in effect at such time. He will also be entitled to the continuation of certain medical benefits. However, if within 90 days following a Change in Control (as contractually defined), Mr. Shara’s employment is terminated without Cause or he resigns for Good Reason, then he will receive a severance payment equal to three times the sum of (a) an amount equal to his annual base salary at the rate in effect as of the termination date, plus (b) an amount equal to the highest annual bonus paid to Mr. Shara during the last three years prior to the his termination date.

The Shara Employment Agreement provides that in the event it is determined that any payment or benefit made or provided by the Company or Lakeland Bank pursuant to the terms of the Shara Employment Agreement or under any other arrangement (other than the Deferred Compensation Agreement described below) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code, then Mr. Shara will be entitled to receive an additional payment from the Company (a “Gross-Up Payment”) such that the net amount received by Mr. Shara after payment of such Excise Tax and any federal, state and local income tax, penalties, interest and Excise Tax upon the Gross-Up Payment will be equal to the payments otherwise payable to him under the terms of the Shara Employment Agreement. Mr. Shara also agrees in the Shara Employment Agreement not to compete with Lakeland Bank’s business for a 12-month period following termination of employment in a geographic area equal to 20 miles from any of Lakeland Bank’s branches at the time of Mr. Shara’s termination of employment.

The Company, Lakeland Bank and Mr. Shara are also parties to a Supplemental Executive Retirement Plan Agreement (as previously referred to, the “SERP”), which provides that Mr. Shara will receive a normal retirement benefit of $150,000 per year for 15 years upon termination of his employment after the normal retirement age of 65. The benefit will be paid in monthly payments of $12,500 each. The SERP further provides that if, prior to a Change in Control, Mr. Shara resigns his employment with the Company or Lakeland Bank for Good Reason, his employment with the Company or Lakeland Bank terminates due to disability, or his employment with the Company or Lakeland Bank is terminated by the Company or Lakeland Bank other than for Cause, he will receive the same benefit of $150,000 per year for 15 years, payable in monthly payments of $12,500 each, commencing with the month following Mr. Shara’s 65th birthday. If Mr. Shara is employed by the Company or Lakeland Bank at the time of a Change in Control, he will receive the same benefit, beginning with the month following his 65th birthday. If Mr. Shara should die while employed, his beneficiary will receive the same monthly payment described above for the period specified, except that such payments will generally commence within 60 days after death. If Mr. Shara should die after the benefit payments have commenced but before receiving all such payments, the Company will pay the remaining benefits to his beneficiary at the same time and in the same amounts they would have been paid to Mr. Shara had he survived. The SERP provides that Mr. Shara is not entitled to any benefit under the SERP if (i) the Company terminates his employment for Cause, or (ii) he resigns his employment with the Company other than for Good Reason prior to the earlier of attaining age 65 or a Change in Control. Amounts payable under the SERP are subject to the same Gross-Up Payment provisions as are applicable under the Shara Employment Agreement.

The Company, Lakeland Bank and Mr. Shara are parties to a Deferred Compensation Agreement (the “Deferred Compensation Agreement”), pursuant to which the Company and Lakeland Bank (collectively, “Lakeland”) will credit to a deferral account established on Mr. Shara’s behalf $16,500 for each calendar month from February 1, 2015 to December 2022 that Mr. Shara is actively employed by Lakeland. From March 1, 2015 until Mr. Shara’s separation from service, the deferral account will be credited with interest at an annual rate equal to the lesser of 15% or the Company’s return on equity for the preceding calendar year, compounded annually. The deferral account is generally payable to Mr. Shara in 180 monthly installments commencing upon separation from service after his attainment of age 65. If Mr. Shara’s employment is involuntarily terminated without “cause” or he resigns for “good reason” (as those terms are defined in the Shara Employment Agreement) prior to his attainment of age 65, or if he separates from service after a “change in control” (as defined in the Shara Employment Agreement) but prior to age 65, then he will be entitled to an annual benefit, payable in 180 monthly installments, commencing at age 65 that is equal to the greater of $200,000 or the annual amount that would be payable over fifteen years based on his projected deferral account balance at age 65. The projected deferral account balance at age 65 is the deferral account at the time of separation from service, plus the monthly credits that would have been made to his deferral account until age 65 had he continued to be employed by Lakeland and interest credits to age 65 at the average return on equity from February 1, 2015 to the date of separation, compounded monthly. If Mr. Shara voluntarily terminates employment before age 65 other than for good reason, his deferral account will not be credited with any further monthly credits or interest.

If Mr. Shara separates from service due to death, his beneficiary will be paid an annual benefit under the Deferred Compensation Agreement equal to the greater of $200,000 or the annual amount that would be payable over fifteen years based on his projected deferral account balance at age 65 determined in the manner described above for an involuntary termination without cause. This annual benefit is payable in 180 monthly installments beginning the month following Mr. Shara’s death. If Mr. Shara dies after separation from service but before age 65, his beneficiary will be entitled to payment of the amounts that would have been paid if Mr. Shara had lived until Normal Retirement Age (age 65) and died immediately after payments had begun, but payments will begin the month following his death. If Mr. Shara dies after benefits have commenced, the remaining payments will continue to his beneficiary.

If Mr. Shara’s employment is terminated for cause, all amounts payable under the Deferred Compensation Agreement are forfeited. In addition, any unpaid amounts under the Deferred Compensation Agreement are forfeitable in the event that, following his separation from service, Mr. Shara breaches certain post-employment restrictive covenants set forth in the Deferred Compensation Agreement.

In the event that the Deferred Compensation Agreement is terminated before Mr. Shara’s death and either (i) prior to age 65, or (ii) after age 65 but before his separation from service, he will be paid an amount equal to the greater of the projected deferral account balance (determined as above), or $2,192,951. If the Deferred Compensation Agreement is terminated after Mr. Shara’s death or after both his separation from service and attainment of age 65, then he will receive a lump sum payment equal to the present value of the payments which would otherwise be due. Amounts payable under Mr. Shara’s Deferred Compensation Agreement are not subject to a tax gross-up.

Amounts payable under the Shara Employment Agreement, the SERP and the Deferred Compensation Agreement may be delayed in order to comply with Section 409A of the Internal Revenue Code.

Messrs. Splaine, Schwarz, Matteson and Nigro

The Company and Lakeland Bank also entered into agreements with each of Messrs. Splaine, Schwarz, Matteson and Nigro providing for certain terms and conditions of their employment in the event of a change in control (each a “Change in Control Agreement”). Under such Change in Control Agreements, the term of each executive’s employment becomes fixed for a period (the “contract period”) ending on the earlier of (i) the executive’s death, (ii) the second anniversary of the date of such change in control, or (iii) the date the executive attains age 65, except for Mr. Schwarz, for whom the contract period was extended to age 67.

During the contract period, each such executive is to be employed in the same position as held by him immediately prior to such event, and each is entitled to a base salary equal to his annual salary in effect immediately prior to the change in control and a bonus equal to his highest annual bonus paid during the three most recent fiscal years prior to the change in control. In addition, during the contract period, Messrs. Splaine, Schwarz, Matteson and Nigro are each entitled to certain other benefits and perquisites as in effect as of the change in control.

If during the contract period, such executive’s employment is terminated without “cause”, or he resigns for “good reason” (each as defined in the Change in Control Agreement), he will be entitled to continued life and health insurance benefits for the balance of the contract period and a lump sum cash payment equal to two times the sum of his highest salary and bonus paid to him during any of the three most recent calendar years prior to the change in control. For purposes of each Change in Control Agreement, the term “change in control” has the same meaning as under the 2009 Equity Program and the 2018 Equity Plan. Each Change in Control Agreement contains confidentiality and non-solicitation of employees covenants in favor of Lakeland.

The following table provides information as to the amounts that would have been payable to the Named Executive Officers if they had terminated employment in the circumstances described in the table effective December 31, 2019.

	Termination by Company Without Cause or Resignation by Executive for Good Reason (before a Change In Control)		Termination by Company Without Cause or Resignation by Executive for Good Reason (after a Change In Control)
Thomas J. Shara
Cash severance	$2,486,640	(1)	$3,571,554	(2)
SERP (3)	2,250,000		2,250,000
Deferred Compensation (4)	3,000,000		3,000,000
Acceleration of Restricted Stock Units	125,449	(5)	1,239,402	(6)
Welfare Benefits (7)			—
Tax Gross-up	—		3,641,375	(8)

Total	$7,862,089		$13,702,331

Thomas F. Splaine, Jr.
Cash severance	$—		$977,834	(9)
Acceleration of Restricted Stock Units	—		321,721	(6)
Welfare Benefits	—		37,748	(10)
Automobile (11)	—		—

Total	$—		$1,337,303	(12)

Ronald E. Schwarz
Cash severance	$—		$1,078,492	(9)
Acceleration of Restricted Stock Units	45,605	(5)	466,723	(6)
Welfare Benefits	—		2,168	(10)
Automobile (11)	—		—

Total	$45,605		$1,547,383	(12)

Timothy J. Matteson
Cash severance	$—		$877,174	(9)
Acceleration of Restricted Stock Units	—		350,798	(6)
Welfare Benefits	—		37,748	(10)
Automobile (11)	—		—

Total	$—		$1,265,720	(12)

James M. Nigro
Cash severance	$—		$849,064	(9)
Acceleration of Restricted Stock Units	—		281,747	(6)
Welfare Benefits	—		2,944	(10)
Automobile (11)	—		—

Total	$—		$1,133,755	(12)

(1)	The figure shows the cumulative amount of cash severance that Mr. Shara would be entitled to under the circumstances presented. The cash severance amount is payable over a period of 12 months.

(2)	The figure shows the amount of cash severance that Mr. Shara would be entitled to under the circumstances presented. The cash severance amount is payable in a single lump sum.

(3)

Mr. Shara’s SERP benefits, which are described above, are payable to Mr. Shara in 180 equal monthly installments of $12,500 each, commencing at the later of age 65 or termination of employment. The same benefit is payable if Mr. Shara terminates employment due to disability.

In the event that Mr. Shara terminates employment due to death, his beneficiary is entitled to payment of the same SERP benefit, but commencing immediately following death. The amounts shown are the cumulative amounts of the installments.

(4)

As described above, Mr. Shara’s Deferred Compensation Agreement provides a benefit, payable in 180 monthly installments, commencing at Mr. Shara’s separation from service (or age 65 if later), in an annual amount equal to the greater of $200,000 or the annual amount that could be paid based on his projected deferral account balance at age 65. The figures shown assume that the annual benefit payable is $200,000. The amount shown is the cumulative amount of annual installments.

(5)

Represents the value of shares of our common stock with respect to outstanding performance-based restricted stock units awarded and earned as of December 31, 2019 (based on the closing market price of the Company’s common stock on the last trading day in 2019 ($17.38 per share)) which Messrs. Shara and Schwarz would, based on their respective ages and years of service as of December 31, 2019, continue to have the right to receive following separation from service (other than for cause). Such shares (7,218 with respect to Mr. Shara and 2,624 with respect to Mr. Schwarz) would be issued following the expiration of the applicable three-year performance period of the respective performance-based restricted stock unit awards to which such shares relate. See the “Outstanding Equity Awards at December 31, 2019” and “Options Exercised and Stock Awards Vested” tables above for additional details.

(6)

These figures represent, based on the closing market price of the Company’s common stock on the last trading day in 2019 ($17.38 per share), the aggregate value of outstanding restricted stock units awarded to each officer, to the extent the vesting of which would accelerate in the event of the termination of such officer’s employment under the circumstances presented. Note, however, that all such awards vest in full in the event of a “Change in Control Event” as defined, respectively, under the 2009 Equity Program and the 2018 Equity Plan. For Messrs. Shara and Schwarz, the amounts represent the value of all of their respective outstanding performance-based restricted stock units as of December 31, 2019, including performance-based restricted stock units that each would otherwise be entitled to following any separation from service (other than for cause) as a result of his attained age and years of service.

(7)

Mr. Shara has the right to purchase continued coverage under the Company’s group health plan, if permitted by the health plan insurer, for up to three years following termination of employment under the circumstances presented, inclusive of any “COBRA” coverage period.

(8)

This figure represents an estimate of the “tax gross-up” amount Mr. Shara would be entitled to under his employment agreement to the extent that the payments or benefits to which he becomes entitled would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended. Such estimate is based on a number of assumptions, including that the full value of restricted stock units that vest would be considered a change in control payment for purposes of the excise tax. Facts and circumstances at the time of any change in control transaction and thereafter as well as changes in Mr. Shara’s compensation history preceding such a transaction could materially impact whether and to what extent an excise tax would be imposed and therefore the amount of any potential tax gross-up. For purposes of performing these calculations, we have made the following additional assumptions: an individual effective tax rate of 50.1% (composed of a federal tax rate of 37.0%, a New Jersey state tax rate of 10.75% and Medicare tax of 2.35%), and 120% of the Applicable Federal Semi-annual Long-term Rate (AFR) as of December 2019 (2.50%). AFR is applicable in determining the value of accelerating the vesting of the SERP benefit for purposes of computing the excise tax. Amounts payable under Mr. Shara’s Deferred Compensation Agreement are not subject to such tax gross-up.

(9)

The cash severance payable under the circumstances presented is equal to two times the individual’s highest aggregate annual salary and bonus compensation for any of the three calendar years preceding a “Change in Control” (as defined in their respective Change in Control Agreements), and is payable in a single lump sum. The figures presented above are based on the respective salary and bonus paid to each individual during 2019.

(10)

Messrs. Splaine, Schwarz, Matteson and Nigro are each entitled to continued medical and hospital insurance, disability insurance and life insurance for the remainder of the applicable “Contract Period” under their respective Change in Control Agreements, which begins on the day immediately preceding a Change in Control and ends on the earlier of (i) the second anniversary of the Change in Control, (ii) the individual’s attainment of age 65, or (iii) the individual’s death. Except for Mr. Schwarz, the figures presented assume that such coverages will continue for two years.

(11)

Messrs. Splaine, Schwarz, Matteson and Nigro each have the right under their respective Change in Control Agreements, in the event of an involuntary termination without cause or a resignation for good reason following a Change in Control, to purchase from the Company the automobile, at book value price, that was provided to him while employed by the Company.

(12)

Payments due each of Messrs. Splaine, Schwarz, Matteson and Nigro under their respective Change in Control Agreements are subject to reduction to the extent necessary to ensure that no portion of the payments they are to receive will be non-deductible by the Company under Code Section 280G or will be subject to an excise tax under Code Section 4999.

Elective Deferral Plan

Under the Lakeland Bancorp, Inc. Elective Deferral Plan (the “Elective Deferral Plan”), executives of Lakeland at a level of executive vice president and above, and such other executives as the Board may authorize, may voluntarily elect to defer payment of all or a portion of their base salary and bonuses. Amounts deferred under the Elective Deferral Plan will be credited with interest each year until a participant’s separation from service at a rate equal to 75% of the Company’s return on equity (“ROE”) for the preceding year, up to a maximum ROE interest rate credit of 15% per year. The minimum interest rate is 0%. Following a participant’s separation from service, deferred amounts will be credited with interest each year at the Moody’s Aa corporate bond index rate in effect as of the first day of the year. Except for allowable in-service hardship withdrawals, distributions will generally be made following a participant’s separation from service unless the participant elects a different time of payment. Each participant may choose the manner in which distributions will be made, such as a lump sum or installments. All deferral accounts under the Elective Deferral Plan are payable from the general assets of the Company and/or Lakeland Bank. However, the Company may establish a grantor trust or other funding arrangement in order to accumulate the assets needed to pay the accumulated benefits under the Elective Deferral Plan.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of the SEC’s Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Thomas J. Shara, our President and Chief Executive Officer (our “CEO”). The pay ratio included in this information is a reasonable estimate, calculated in a manner consistent with Item 402(u) of Regulation S-K.

For the year ended December 31, 2019, our last completed fiscal year:

•	the median of the annual total compensation of all of our Company’s employees, other than our CEO, was $59,846; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $2,019,325.

Based on this information, for 2019, the ratio of the annual total compensation of Mr. Shara, our CEO, to the median of the annual total compensation of all employees other than our CEO, was 34 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our “median employee” and our CEO, we took the following steps:

1.

We determined that as of December 31, 2019, our employee population consisted of approximately 713 employees, all of whom are located in the U.S. Our employee population consisted of our full-time, part-time and temporary employees.

2.	To identify the “median employee” from our employee population, we compared the W-2 Box 5 earnings of all of our 713 employees.

3.

We identified our median employee using the W-2 Box 5 earnings as our compensation measure, which was consistently applied to all our employees. In making our determination, we annualized the compensation of approximately 101 full-time and part-time employees who were hired by us during 2019 but did not work for us for the entire year.

4.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $59,846.

5.	With respect to the annual total compensation of our CEO, we used the amount reported in the 2019 “Total” column of the Summary Compensation Table included in this proxy statement.

Board Leadership Structure and Role in Risk Oversight

The Company currently has, and historically has had, a Chairman of the Board, separate from the Chief Executive Officer. The Board believes it is important to have an independent director in a Board leadership position at all times. The Chairman provides leadership for the Board. Having an independent Chairman enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman also serves as a liaison between the Board and senior management. The Company’s Board has determined that the current structure, an independent Chairman, separate from the Chief Executive Officer, is the most appropriate structure at this time, as it ensures that, at all times, there will be an independent director in a Board leadership position.

The full Board of Directors is responsible for and regularly engages in discussions about risk management and receives reports on this topic from executive management and other officers of the Company. In June 2018, the Board established a separate standing Risk Committee to assist and facilitate its risk oversight responsibilities, including overseeing the Company’s enterprise-wide risk management framework and monitoring certain risk management activities designed to ensure the Company operates within risk parameters established by the Board. The current members of the Risk Committee are: Janeth Hendershot (Chairman), Brian Flynn, James E. Hanson II and Robert E. McCracken.

During 2019, the Company’s Compensation Risk Task Force (consisting of the Company’s Chief of Human Resources Officer (Chairman), Chief Financial Officer, Chief Risk Officer, and Chief Administrative Officer, General Counsel and Corporate Secretary) evaluated all of the compensation plans in which the Company’s employees, including executive officers, participate and reported to the Compensation Committee that none individually, or taken together, was reasonably likely to have a material adverse effect on the Company. No component of compensation was considered to encourage undue risk. The Compensation Committee accepted the Compensation Risk Task Force’s report.

PROPOSAL 2

ADVISORY APPROVAL OF OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION

Q:	What are you voting on?

A:	In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to vote, on an advisory basis, on:

Say-on-pay. Approval of the compensation of our Named Executive Officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the various compensation tables and the related narrative disclosures.

Q:	Why does your Board recommends a vote “FOR” the say-on-pay proposal?

A.	The Board believes that the Company’s compensation policies and practices are effective in achieving our goals of motivating and retaining our executives by:

•	“ rewarding excellence in leadership and sustained financial performance; and

•	“ aligning our executives” interests with those of our shareholders to create long-term value.

Q:	What are the effects of this vote?

A:

Proposal 2 is advisory and non-binding on our Board. However, the Board and the Compensation Committee will review and consider the results of this vote when evaluating our executive compensation program.

Proposal 2 is as follows:

“Resolved, that the compensation of Lakeland’s Named Executive Officers, as described in the Company’s proxy statement for the 2020 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the various compensation tables and the related narrative disclosures, is hereby APPROVED.”

Board of Directors recommends a vote “FOR” Proposal 2.

PROPOSAL 3

RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2020

Action will be taken at the Annual Meeting to ratify the selection of KPMG LLP (“KPMG”) as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020. KPMG became the independent accountants of Lakeland beginning with the financial statements for the year ended December 31, 2013.

Approval of the ratification of KPMG as the Company’s independent registered public accounting firm for 2020 will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the outcome of the voting.

Representatives of KPMG are expected to be present at the Annual Meeting, will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” Proposal 3.

OTHER MATTERS

Management is not aware of any other business to be brought up at the meeting for action by shareholders at such meeting other than the matters described in the notice. However, the enclosed proxy will confer discretionary authority with respect to matters which are not known to management at the time of printing hereof and which may come properly before the meeting.

SHAREHOLDER PROPOSALS

If a Lakeland shareholder intends to present a proposal at Lakeland’s 2021 Annual Meeting of Shareholders, the proposal must be received by Lakeland at its principal executive offices not later than December 18, 2020 in order for that proposal to be included in the proxy statement and form of proxy relating to that meeting, and by February 20, 2021 in order for the proposal to be considered at Lakeland’s 2021 Annual Meeting of shareholders (but not included in the proxy statement or form of proxy for such meeting). Any shareholder proposal which is received after those dates or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC will neither be included in the proxy statement or form of proxy, nor be considered at the meeting.

For a description of procedures for nominations to be submitted by shareholders, see “Nominating and Corporate Governance Committee Matters.”

A copy of Lakeland Bancorp, Inc.’s Annual Report for the year ended December 31, 2019, including financial statements, accompanies this proxy statement. The annual report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

A copy of Lakeland Bancorp, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2019, filed with the Securities and Exchange Commission, is available (excluding exhibits) on our Company’s website www.lakelandbank.com or, without charge, upon written request made to Ms. Patricia Backman, Vice President, 250 Oak Ridge Road, Oak Ridge, New Jersey 07438.

ANNUAL MEETING OF SHAREHOLDERS OF

LAKELAND BANCORP, INC.

May 20, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2020:

THIS FORM OF PROXY CARD, THE PROXY STATEMENT AND OUR 2019 ANNUAL REPORT

ARE AVAILABLE AT WWW.LAKELANDBANK.COM

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and main in the envelop provided.  ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. TO ELECT DIRECTOR NOMINEES FOR THE TERMS DESCRIBED IN THE PROXY STATEMENT: (The Board of Directors recommends a vote “FOR” election of nominees)

2. TO APPROVE, ON AN ADVISORY BASIS, THE EXECUTIVE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE PROXY STATEMENT.

(The Board of Directors recommends a vote “FOR” this proposal)

				FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOE ALL EXCEPT (See instructions below)	NOMINEES ○ Mark J. Fredericks ○ Brian A. Gragnolati ○ James E. Hanson II ○ Janeth C. Hendershot ○ Robert B. Nicholson, III
				FOR	AGAINST	ABSTAIN
			3. TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020. (The Board of Directors recommends a vote “FOR” this proposal)	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” each of the proposals described above.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, or limited liability company, please sign in entity name by authorized person.

∎	∎

LAKELAND BANCORP, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2020

The undersigned hereby appoints Thomas J. Shara and Timothy J. Matteson, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all of the shares of Common Stock of Lakeland Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company on Wednesday, May 20, 2020, at 5:00 p.m., and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

In light of the coronavirus/COVID-19 outbreak and governmental decrees that in-person gatherings be postponed or canceled, and in the best interests of public health and the health and safety of our stockholders, employees and Board of Directors, we are planning to hold the Annual Meeting virtually via the Internet at https://web.lumiagm.com/290505057, Password: - lake2020.

(Continued and to be signed and dated on the reverse side.)